UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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Regis Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY statement

AND Notice of Annual Meeting

2 0

1 9

Letter From THE
BOARD CHAIR

Dear Regis shareholders, employees, franchisors,
and customers,

In last year’s proxy statement, we described our innovative compensation plan that, among other things, encouraged our senior leaders to become real owners by purchasing shares with their own money (earned from their annual incentive proceeds).

What has happened in the year since we unveiled this plan? Our executives—including substantially all of our CEO’s direct reports—have purchased shares, totaling almost a million shares of real ownership.

Just as importantly, the ownership culture we are creating at the top—that already exists amongst our franchisors and board members—is spreading throughout the organization:

•We are moving rapidly from being a company that owned the vast majority of our salons to one of largely franchisor-owned salons—which consistently generate better returns. We demonstrated our commitment to this ownership culture by venditioning 767 non-franchised salons, generating ~$95M of proceeds.

•We sold an additional ~$54M in non-core, under-producing assets and restructured insurance to generate an additional ~$16M of capacity to enable repurchasing of over 20% of our outstanding shares, a highly efficient use of capital, reflecting our owner mentality. These capital efficiency actions more than paid for the dilution from our LTIP.

We also invested substantially in our future. Technology is key to our long-term vision and we invested millions in systems that enable easier scheduling and better tracking, analysis and reporting of data as well as modernizing our internal tech operations. Our staff in our new Silicon Valley office has launched our Opensalon platform that enables customers to book appointments directly through Google Maps, Facebook Messenger etc. Click here to book. These modernizations were self-funded via replacing expensive legacy systems with home-built modern cloud applications.

Is it working? We are already seeing substantial increases in new bookings and the return of prior customers. All in the first few months of these new programs.

We continue to be creative and owner-focused on the pay front. We set tough annual incentive goals—so tough that none paid out at 100%—though we included a multiplier for our team’s massive out-performance on our most important metric—the selling of our non-franchised salons. We also included cutting edge underpins for non-financial goals such as succession planning and budgeting on which payments of any amount were contingent.

And we aren’t done yet. So we ask for your voting support on the items contained in this proxy, for your continued support as an investor or franchisor or customer—we hope you are at least two of these—and invite you to attend our annual meeting or give us feedback any time of year.

Sincerely,

Dave Williams

Chairman of the Board

Letter From THE CEO

Dear shareholders, colleagues, franchisees and customers,

When I joined Regis in April 2017, my aspiration was to develop a transformational, enduring strategy to reinvigorate the Company. Our directors wanted me to focus on making the right choices for the long-term value of the business and our core constituents; our shareholders, franchise owners, customers and employees. The Board demonstrated their commitment to a longer-term view by granting me options with a 10-year term.

During my first year, we transferred the mall-based business and closed several hundred under-performing salons. These were short-term tactical decisions meant to stabilize the business, so we could focus on developing a long-term strategy. I also collaborated with the board to create an incentive plan for the rest of the management team that aligned their personal financial interests with me and other shareholders.

I am pleased to report that our Regis team and franchise partners have been successfully executing a bold vision we all share. The key elements include converting our business to a capital light franchise platform and investing in the future state through disruptive technology like Opensalon, differentiated marketing and advertising, industry leading stylist recruiting and training, optimizing our supply chain capabilities, introducing trend-driven merchandise and establishing the core competencies needed to support the growth of our franchise portfolio.

When developing our multi-year transformational strategy for the business, our analysis confirmed that we had a capital-intensive company-owned salon business that didn’t earn its cost of capital on the one hand and a capital-light franchise business that generated all the cash economics for the company on the other, as well as providing a viable platform for future growth.

Given the results of our stabilization efforts in 2017 & 2018 and the successful execution of an evolving franchise strategy in 2019 we have now reached a decision to embrace a fully franchised model. We believe this is the optimal path forward to maximize value for our constituents.

When I arrived in 2017, approximately 28% of the Company’s salons were franchised. At the close of 2019, 56% of our salon portfolio is franchised. Moreover, at this time, approximately 48% of the remaining company owned salons, over 1300, are in various stages of negotiation to be purchased by new or existing franchisees. We expect these transactions to close but they remain subject to various risks, challenges and external factors which could impact our strategy.

Additionally, as part of our strategy, we examined our non-core, non-strategic assets and restructured them to free up ~$70M. This and the ~$95M generated from venditions enabled us to return a significant amount of capital to our owners via share purchases that reduced our share count by nearly 20% in 2019—an amount that is approximately ten times the investment we made in the Company’s new LTIP plan, a program we believe aligns management’s financial interests with the long term health and viability of the Company.

In closing, after more than two years of carefully planned evolution we have identified and confirmed a compelling vision for Regis as a capital light, high growth, technology enabled franchise company. Although the transition to a capital light franchise model will initially have a dilutive impact on the Company’s Adjusted EBITDA, we are convinced that a fully franchised business that generates a higher return on its capital will prove to be in the best long-term interests of our shareholders.

We have more work to do before we finish the transformational phase of our strategy, but we have growing confidence in our plan, the ability of the Regis team and our franchise partners to successfully execute the transformation and that in time our shared vision for the Company will be fully realized.

Sincerely,

Hugh E. Sawyer

President and CEO

Regis, the (Literal) Human Touch

I am Jim Lain, Regis’s EVP and Chief Operating Officer.
Do you like my haircut?

I ask, not because I am vain (I hope), but because, during my time at Regis, I have personally visited over 1320 of our salons, having my hair cut in many of them. You can’t be a good COO of a company built on a literal human touch (which is what an “in the chair relationship” is) without being physically present and genuinely part of our relationship networks.

It is no secret that this past year has been challenging for a company that is, to its core, a human capital company. We have sold and transferred many of our company-owned salons to our franchise partners and eliminated dozens of jobs during this transition.

It is at times like these, however, that Regis shows its true colors. We have not only thrown ourselves into finding new homes for our company salons—in many cases by enabling our existing franchise owners to buy them—we have similarly thrown ourselves into finding new—and often better—jobs for those affected by our reductions in force, particularly our stylists and salon managers. We have also found jobs for over half of our affected regional directors and helped dozens of our district managers move forward—in some cases by providing the training to help them become franchise owners themselves.

We have not lost sight of the fact that our stylists and franchisees are the lifeblood of our Company: it is one reason I am in the field so much, seeking input from salon managers, stylists and franchisees and trying to understand how we can best support them. We have learned, for example, that continuing education is something our stylists and franchisees value, so we provide it through various programs including our new digital training system “Education Playground™.”

We do not believe that companies can sustain a focus on the bottom line if they do so at the expense of the welfare of their people. Our stylists are our bottom line. That is one reason I take great pleasure in personally visiting so many of our salons and appreciate all those who have welcomed me into their salons and reminded me why I have one of the best jobs—and the best haircuts—in the world.

Jim Lain

EVP and Chief Operating Officer

To the Shareholders of Regis Corporation:

The Annual Meeting of the Shareholders (the “Annual Meeting”) of Regis Corporation (referred to as “we,” “us,” “our,” “Regis” and the “Company”) will be held at our executive offices located at 7201 Metro Boulevard, Edina, Minnesota 55439, on October 22, 2019 commencing at 9:00 a.m., for the following purposes:

✓To elect the eight directors listed in the proxy statement to serve for a one-year term and until their successors are elected and qualified;

✓To approve, on an advisory basis, the compensation of our named executive officers (referred to as the “Say-on-Pay” proposal);

✓To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2020; and

✓To transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only holders of record of our common stock at the close of business on August 26, 2019 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. We are providing our proxy materials, which include our Notice and Proxy Statement and Annual Report, to such holders of record of our common stock beginning on or about September 5, 2019.

Whether or not you plan to attend the Annual Meeting in person, please submit your proxy by telephone or through the Internet in accordance with the voting instructions provided to you. If you requested a paper copy of the proxy card by mail, you may also date, sign and mail the proxy card in the postage-paid envelope that is provided with your proxy card. Should you nevertheless attend the Annual Meeting, you may revoke your proxy and vote in person.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the record holder that you must follow in order for your shares to be voted. If you plan to attend the Annual Meeting and hold shares in your name, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares through a bank or broker, you will need proof of ownership, such as a recent account statement or letter from your bank or broker, along with proper identification in order to attend the Annual Meeting. If you hold your shares through a bank or broker and intend to vote your shares at the Annual Meeting, you will need to provide a legal proxy from your broker.

By Order of the Board of Directors,

Amanda P. Rusin

Corporate Secretary

September 5, 2019

Notice of Annual Meeting of Shareholders

9:00 A.M.

2019 Proxy Statement | 1

Election of Directors

The Board unanimously recommends that you vote FOR the election of each of these director nominees.

Item 1

2019 Proxy Statement | 1

2 |

As shareholders, you have the right to vote on each of us, the members of your Board of Directors, to continue as stewards of Regis Corporation. To help inform your vote, we share with you in this section summaries of:

•What has kept us busy •Who we are •How we govern the Company	•How we, the directors, are governed •How our directors are paid

What Has Kept Us Busy

In this section, we, your Board of Directors, provide you information about who we are, how we are organized, how we operate, and what we are paid. We would like to open, however, with a short summary of what we have been doing for you, our fellow shareholders. This important information is not always included in proxy statements and we believe we should provide it since you are being asked to re-elect us.

Our Board, working with our management team, has taken significant actions to drive our Company forward through a critical turnaround. During fiscal 2019 and since that time we have taken the following actions and overseen the following operational actions that are key to our strategy:

✓Announced that we plan to over time convert to a fully franchised platform by moving our company-owned salons to franchisees

✓Opened over 800 new franchise locations and recruited 120 new franchisees during fiscal year 2019

✓Generated $94.8 million in net cash proceeds from the sale of company owned salons to franchisees

✓Successfully executed on the monetization of non-core assets generating gains of approximately $54 million

✓Announced that Supercuts® reinvented its marketing approach with new humorous brand campaign featuring a bald spokesman

✓Announced the profitable sale and transfer of 96 Supercuts® salons to Spanos Barber Jesse & Co. backed by Moxie Management Group

✓Announced partnership with Google to streamline interaction with customers

✓Launched Opensalon on Facebook Messenger, Google and our mobile application to enhance our effort to create a frictionless relationship with customers

✓Proactively eliminated non-core, non-strategic costs as we continued our transition to a franchise platform

✓Announced an agreement for the sale and conversion of an additional 190 company-owned salons to our asset-light franchise portfolio in the State of Ohio and surrounding areas to the Super C Group

✓Continued to invest in our multi-year sponsorship with Major League Baseball, through which our Supercuts brand remains the official hair salon, official hair stylists and partner of MLB

✓Appointed James Townsend as Chief Marketing Officer

✓Opened a new marketing office in New York City

✓Announced the move to new Minneapolis headquarters in 2020

✓Announced the opening of a new technology development center in Fremont, California

✓Implemented the new and innovative compensation plan that we announced last year

✓Raised the profile of women in leadership roles and was selected by “Twin Cities Business” and St. Catherine University for achieving 20 percent or more women in director and executive roles

We expect to continue our shareholder engagement and maintain our openness to ideas to enhance shareholder value, whatever the source. We encourage you to visit the User’s Guide section of this proxy statement to find ways to share your ideas with us.

Election of directors

2019 Proxy Statement | 3

ELECTION OF DIRECTORS

The Board unanimously recommends that you vote FOR the election of each of the director nominees below.

Eight directors are to be elected at the annual meeting of shareholders to be held on October 22, 2019 (the “Annual Meeting”), each to hold office for one year until the 2020 Annual Meeting of Shareholders and until their successors are elected and qualified. Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the eight persons named below for election as directors. Each of the Board’s nominees are standing for re-election by the shareholders at the Annual Meeting, and each nominee has consented to serve if elected.

Unless authority to vote is withheld, proxies submitted will be voted for the election of the Board’s nominees named herein as directors of Regis. If for any reason a nominee becomes unable to serve or for good cause will not serve if elected, the Nominating and Corporate Governance Committee may designate substitute nominees, in which event the shares represented by proxies returned to us will be voted for such substitute nominees. If the Nominating and Corporate Governance Committee designates any substitute nominees, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by Securities and Exchange Commission (“SEC”) rules.

Who We Are

Daniel G. Beltzman General Partner, Birch Run Capital Advisors, LP Independent Director since 2012 Age: 44 Board committees •Compensation, Chair •Nominating and Corporate Governance •Technology

Career Highlights

•General Partner, Birch Run Capital Advisors, LP, an investment adviser, since May 2006

•Mergers and Acquisitions and Equity Research departments of Deutsche Bank Securities, Inc. and Bank of America Securities

Skills / Experience

•Financial experience and expertise

•Represents a significant shareholder

Education

BBA, Accounting/Finance, University of Michigan
MAcc, University of Michigan

Also...

Daniel cofounded Birch Run Capital Advisors when he was 31. Birch Run looks to invest in organizations that believe that value follows values. It looks for organizations whose people are willing to invest their time, resources, and reputations to support both

Other Public Boards

•Ditech Holding Corp. f/k/a Walter Investment Management Corp. (since December 2015)

Voting Support

2018: 97.5% | 2017: 97.3% | 2016: 86.5% | 2015: 88.0% | 2014: 99.4% | 2013: 92.8% | 2012: 99.4%

4 |

ELECTION OF DIRECTORS

Virginia Gambale Managing Partner, Azimuth Partners LLC Independent Director since 2018 Age: 60 Board committees •Audit •Compensation •Technology, Chair

Career Highlights

•Managing Partner & Founder, Azimuth Partners LLC, a strategic advisory firm in the field of technology innovation and growth strategies for early-, mid- and late-stage companies, since 2003

•Former head of Deutsche Bank Strategic Ventures and General Partner of Deutsche Bank Capital Partners

•Board President, Newport Music Festival

•Adjunct Faculty Member, Columbia University

•Mentor, Columbia University’s Masters in Technology Leadership

•Senior management positions at Merrill Lynch, Bankers Trust and Marsh McLennan

Skills / Experience

•Technologist - focuses on growth and innovation strategies for technology and technology-driven services companies

•Senior management positions (including CIO) at Merrill Lynch, Bankers Trust, Deutsche Bank and Marsh McLennan

•Deal structuring for venture and growth capital funding; led numerous M&A transactions in the tech sector

Education

BS, Mathematics & Computer Science, minor in Business, New York Institute of Technology

Also...

Virginia has extensive expertise in transformative business technology. She is also a concert pianist.

Other Public Boards

•JetBlue Airways Corporation (since 2006); Compensation Committee Chair

•First Derivatives plc (since March 2015)

Former

•Dundee Corporation (2015 – 2018)

•Piper Jaffray Companies (2009 – 2011)

•Motive, Inc. (2004 – 2008)

Voting support

2018: 99.1%

2019 Proxy Statement | 5

ELECTION OF DIRECTORS

David J. Grissen Group President, Marriott International, Inc. Independent Director since 2013 Age: 62 Board committees •Audit, ACFE •Nominating and Corporate Governance, Chair •Technology

Career Highlights

•Joined Marriott International, Inc., a global operator of hotels and related lodging facilities, in 1986 with his most recent role being Group President since 2013

•Various positions at Marriott including Group President, Americas; President, Americas; Executive Vice President of the Eastern Region; Senior Vice President of the Mid-Atlantic Region and Senior Vice President of Finance and Business Development

Skills / Experience

•Leadership experience with a complex organization that includes franchised, managed and owned operations

•Building marketing platforms with multiple portfolio brands

•Acquisitions and integration

Education

BA, Michigan State University
MBA, Loyola University Chicago

Also...

David implemented the 4 Disciplines of Execution because he saw how employees understanding how their day-to-day activities relate to the company’s overall business results made them feel they were all working towards a common goal and they make a difference and have a voice.

David, a long-time runner, served as Vice Chairman of Back On My Feet, a non-profit whose mission is helping the homeless via a structured running program.

Other Public Boards

Former

•Good Times Restaurants Inc. (2005 – 2010)

Voting Support

2018: 98.3% | 2017: 99.0% | 2016: 89.0% | 2015: 89.3% | 2014: 99.5% | 2013: 98.1%

6 |

ELECTION OF DIRECTORS

Mark S. Light Former Chief Executive Officer, Signet Jewelers Independent Director since 2013 Age: 57 Board committees •Compensation •Nominating and Corporate Governance •Technology

Career Highlights

•In 1978 joined Signet Jewelers, the world’s largest retailer of diamond jewelry (with over 3,500 stores including Kay Jewelers, Zales, Jared The Galleria of Jewelry, H. Samuel, Ernest Jones, Peoples and Piercing Pagoda) operating in North America and the United Kingdom

•Chief Executive Officer and Director of Signet Jewelers from November 2014 until his retirement in July 2017

•Various management positions including President and Chief Operating Officer, Executive Vice President of Operations and Division President while at Sterling Jewelers, Signet’s main US business

Skills / Experience

•Led an international sales team to deliver a superior customer experience

•Led the development of start-up retail jewelry brand, Jared the Galleria of Jewelry to over $1 billion in annual revenue in 2017

•Led and managed many acquisitions while integrating synergies

•Led in the acquisition and integration of a large diamond-cutting factory in Botswana, Africa

•Led in the development of several exclusive international jewelry product brands such as Open Hearts by Jane Seymour, Neil Lane Bridal, and the Ever Us Two Stone collection to name a few

Education

Kent State University and Ohio University

Also...

When Mark became Head of Sterling, he oversaw a tripling of the unit’s sales.

In his time at Signet, he oversaw a successful acquisition and integration of Zales, expanded its outlet channel by acquiring Ultra, made significant progress on the company’s OmniChannel strategy, realigned the organization structure and re- engineered and stabilized its ecommerce platform.

Mark is the Chairman of the Board of Directors of Bedrock Manufacturing, which is the parent of two iconic American brands, Shinola and Filson.

Other Public Boards

Former

•Signet Jewelers Limited (2014 – 2017)

Voting Support

2018: 98.4% | 2017: 96.7% | 2016: 87.7% | 2015: 88.2% | 2014: 99.9% | 2013: 98.1%

2019 Proxy Statement | 7

ELECTION OF DIRECTORS

Michael J. Merriman Operating Advisor, Resilience Capital Partners, LLC Independent Director since 2011 Age: 63 Board committees •Audit, ACFE, Chair •Compensation

Career Highlights

•Operating Advisor at Resilience Capital Partners, LLC, a private equity firm, since 2008

•Chief Executive Officer, The Lamson & Sessions Co. (November 2006 until sale November 2007)

•SVP & Chief Financial Officer, American Greetings Corporation (September 2005 – November 2006)

•President & CEO, Royal Appliance Mfg. Co. (1995 – 2004)

•Chief Financial Officer, Royal Appliance Mfg. Co. (1992 – 1995)

•Audit Partner, Arthur Anderson & Co.

Skills / Experience

•Public company CEO leadership experience

•Consumer product sales and marketing direct to consumer, as well as to big box retailers including Walmart

•M&A experience including the sale of both public and private companies

•Public accounting experience

EDUCATION

BS, Business Administration, John Carroll University

ALSO...

Michael was named CEO of Royal Appliance Manufacturing at 39, after joining the company as CFO three years earlier.

Other Public Boards

•Nordson Corporation (since 2008), Chairman of the Board (since February 2018), Audit Committee Chair (until February 2018)

•OMNOVA Solutions Inc. (since 2008), Nominating & Corporate Governance Committee Chair

Former

•Invacare Corporation (2014 – 2018)

•American Greetings Corporation (2006 – 2013)

•RC2 Corporation (2004 – 2011)

VOTING SUPPORT

2018: 98.9% | 2017: 98.2% | 2016: 87.7% | 2015: 88.6% | 2014: 99.4% | 2013: 92.8% | 2012: 95.0% | 2011: 94.8%

8 |

ELECTION OF DIRECTORS

M. Ann Rhoades President, People Ink, Inc. Independent Director since 2015 Age: 74 Board committees •Audit •Compensation

Career Highlights

•President, People Ink, Inc., a human resources consulting firm, since 1999

•Executive Vice President, People, JetBlue Airways (1999 – 2002)

•Executive Vice President, Team Services, Promus Hotel/DoubleTree Hotels Corporation (1995 – 1999)

•Vice President, People, Southwest Airlines (1989 – 1995)

Skills / Experience

•Human resources experience

•Consumer experience

EDUCATION

MBA, The University of New Mexico

ALSO...

Ann built a hiring model to get high-performance outcomes based in hiring according to values that helped create JetBlue and Southwest Airlines’ well-regarded cultures.

Author of Built on Values, Creating an Enviable Culture That Outperforms the Competition.

Flew in an F-16 at 9.1Gs.

Other Public Boards

Former

•JetBlue Airways (2001 – 2015), Compensation Committee Chair

•Restoration Hardware (1999 – 2001, 2005 – 2009)

•P.F. Chang’s China Bistro, Inc. (2003 – 2012), Compensation Committee Chair

VOTING SUPPORT

2018: 99.0% | 2017: 98.9% | 2016: 98.8% | 2015: 99.2%

2019 Proxy Statement | 9

ELECTION OF DIRECTORS

Hugh E. Sawyer President & Chief Executive Officer, Regis Corporation Director since 2017 Age: 65 Board committees •Technology

Career Highlights

•President & CEO, Regis Corporation since April 2017

•Managing Director, Huron Consulting Group Inc., a management consulting firm
(2010 –2017)

•Interim President & CEO, JHT Holdings (2010 – 2012)

•Chief Administrative Officer, Chief Restructuring Officer, Fisker Automotive Inc. (January 2013 – October 2013)

•Interim President, Euramax International (February 2014 – August 2015)

•Including Regis, he has served as President or CEO of Wells Fargo Armored Services Corporation, The Cunningham Group, Inc., National Linen Services, Inc., Aegis Communications Group, Inc., Allied Holdings, and Legendary Holdings, Inc.

Skills / Experience

•Member of the Turnaround Management Association (TMA)

•Certified Turnaround Professional (CTP)

•Recipient TMA’s “2011 Large Company Turnaround of the Year” Award

•Recipient TMA’s “2012 Mid-Size Company Turnaround of the Year” Award

EDUCATION

BA, with academic honors, University of Florida, Gainesville

ALSO...

Hugh has more than 35 years of experience leading operational improvements, turnarounds, mergers and acquisitions and strategic transformations for both public and private companies across a diverse group of industries. He has served as President or CEO of nine companies and as a director on fifteen boards of directors over his career.

Other Public Boards

•Huron Consulting Group Inc. (since February 2018)

Former

•Edison Mission Energy (2012 – 2014)

•Energy Future Competitive Holdings Company LLC; Texas Competitive Electric Holdings Company LLC from 2013 to October 2016

VOTING SUPPORT

2018: 99.0% | 2017: 99.2%

10 |

ELECTION OF DIRECTORS

David P.
Williams

Executive Vice
President and Chief Financial Officer,
Chemed Corporation

Chairman of the Board, Regis Corporation

Independent

Director since 2011

Age: 58

Board
committees

•Audit, ACFE

•Nominating and Corporate Governance

Career Highlights

•Chief Financial Officer, Chemed Corporation, a provider of hospice care and repair and maintenance services, since February 2004

•SVP & CFO, Roto-Rooter (1998 – 2004)

•CFO, Omnia Group

•SVP & CFO, Veratex Group

•Tenure at PricewaterhouseCoopers (1983 – 1990) including last title as Manager, Comprehensive Professional Services Consulting Group

Skills / Experience

•Leadership experience

•Accounting and financial expertise

EDUCATION

BA, Accounting, Michigan State University

MBA, with high honors, Michigan State University’s Executive Management Program

ALSO...

Under David’s financial leadership, Chemed’s shareholders receive returns on their equity that far outpace the rest of the industry

vOTING sUPPORT

2018: 98.4% | 2017: 99.1% | 2016: 89.1% | 2015: 89.8% | 2014: 99.4% | 2013: 97.1%
2012: 96.7% | 2011: 81.8%

2019 Proxy Statement | 11

How We Govern the Company

How We Govern the Company

We believe that how we govern ourselves is as important as the corporate governance that sets guidance and parameters for the Company more generally. This is a summary of some of our key board governance provisions. More information can be found on our website, www.regiscorp.com, and in the next section summarizing some of the key provisions that apply more broadly to the Company. Our compensation governance provisions can be found in our Compensation Discussion and Analysis.

All of our directors except our President and CEO are independent. We provide in our User’s Guide at the end of this proxy statement a description of our Board’s independence standards. Under these standards the Board has determined that each director, with the exception of Mr. Sawyer, our President and CEO, is independent. The Board has also determined that the independence of Mr. Williams, Chief Financial Officer of the parent company of Roto-Rooter, and Mr. Grissen, Group President of Marriott International, Inc., is not impaired by the fact that the Company pays Roto-Rooter and Marriott for plumbing and hotel services, respectively. Accordingly, a supermajority of our Board is independent.

Our board chair is an independent director. The Board believes that having an independent Chair is an appropriate governance practice and leadership structure for our Company at this time.

All of our directors stand for election every year.

Special meetings. Shareholders holding 10% or more of our outstanding stock have the right to call a special meeting of shareholders.

Board and committee meeting attendance. Each of our then-serving directors attended, in person or by teleconference, at least 75% of the five meetings of our Board and the meetings of the board committees on which each director served during the fiscal year ending June 30, 2019.

Annual meeting attendance. Our Board does not have a formal policy relating to Board members’ attendance at annual shareholders meetings. Directors are, however, encouraged to attend these meetings and all but one of our then-serving directors attended our 2018 annual shareholders meeting in person and the other then-serving director participated telephonically.

Our Board has a majority voting standard. Incumbent directors who do not receive a majority of votes cast must tender their resignation for the board to review. The Company’s governance guidelines further provide that if the Board decides not to accept a director’s resignation in such circumstances, it will disclose its reasons.

Director stock ownership. Our directors are required to hold all common stock they receive as part of their board compensation until they cease to serve as directors.

Age and tenure limits. The Company’s corporate governance guidelines contain both age and tenure limit provisions.

Over-boarding. The Company’s corporate governance guidelines contain provisions related to limiting its directors’ service on other boards of directors.

Director evaluations. The Company’s corporate governance guidelines contain provisions requiring annual board evaluations.

Director orientation and education. Directors receive orientation overseen by the Board and the Nominating and Corporate Governance Committee and are supported in obtaining continuing director education.

Executive sessions. Our board has a policy of conducting executive sessions of the independent directors in connection with each regularly scheduled Board meeting.

Communicating with the Board. Our directors provide means for shareholders to communicate with the Board—which are described in the User’s Guide at the end of this proxy statement. Our directors have also made it a practice to proactively engage with shareholders.

12 |

How We Govern the Company

Board’s Role in Risk Oversight. One of the key responsibilities of the Board is to develop a strategic direction for the Company and provide management oversight for the execution of that strategy. The Board regularly reviews information regarding our financial, strategic and operational issues, as well as the risks associated with each. While the Board has overall responsibility for risk management, each of the Board committees has supporting responsibility for risk management and makes periodic updates to the full Board. Their specific areas of responsibility are:

•The Audit Committee discusses and approves policies with respect to risk assessment and risk management. The Audit Committee oversees the management of financial risks and monitors management’s responsibility to identify, assess and manage risks.

•The Compensation Committee is responsible for overseeing our executive compensation programs and reviewing risks relating to our overall compensation plans and arrangements.

•The Nominating and Corporate Governance Committee manages risks associated with potential conflicts of interest pursuant to our Code of Ethics and reviews governance and compliance issues with a view to managing associated risks.

•The Technology Committee is responsible for reviewing risks associated with significant technology investment and/or deployment.

•While each committee is responsible for regularly reviewing, evaluating and overseeing the management of such risks, the Board is regularly informed through committee reports about such risks. In addition, the Board and the committees receive regular reports from our Chief Financial Officer, General Counsel, Executive and Senior Vice Presidents and other Company officers and personnel with roles in managing risks. The Compensation Committee is also advised by its compensation consultant, which periodically reviews the risks relating to the Company’s compensation practices. Our leadership team meets with our General Counsel and head of Internal Audit to discuss and evaluate risks applicable to our Company.

Director Nomination Process. The Nominating and Corporate Governance Committee is responsible for screening and recommending director candidates to the full Board for nomination. The Nominating and Corporate Governance Committee will consider nominations received from our shareholders, provided that proposed candidates meet the requisite director qualification standards discussed below. When appropriate, the Committee will also engage an independent third-party search firm. The Committee will then evaluate the resumes of any qualified candidates recommended by shareholders and search firms, as well as by members of the Board. Generally, in order to be considered for nomination, a candidate must have:

•High professional and personal ethics and values; •A strong record of significant leadership and meaningful accomplishments in his or her field; •Broad experience;	•The ability to think strategically; •Sufficient time to carry out the duties of Board membership; and •A commitment to enhancing shareholder value and representing the interests of all shareholders.

Candidates are evaluated based on these qualification standards and the current needs of the Board, with due consideration of the requirement of our Corporate Governance Guidelines and New York Stock Exchange (“NYSE”) and SEC regulations that at least a majority of the board consist of independent directors. In addition, when considering nominees to the Board and in evaluating the composition of the Board as a whole, the Nominating and Corporate Governance Committee considers the value of diversity. Although we do not have a specific policy on diversity, the Nominating and Corporate Governance Committee considers diversity of gender, race, national origin and executive or professional experience, including skills such as an understanding of the retail industry, the hair-care market, finance, accounting, marketing, technology and international experience, when considering nominees. The Company believes that the principal qualification of a prospective director is the ability to act effectively on behalf of all shareholders.

All shareholder nominations must be accompanied by a candidate resume that addresses the extent to which the nominee meets the director qualification standards. Nominations will be considered only if we are currently seeking to fill an open director position. All nominations by shareholders should be sent to the Chair of the Nominating and Corporate Governance Committee, c/o the Corporate Secretary, Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

2019 Proxy Statement | 13

How We, the Directors, Are Governed

How We, the Directors, Are Governed

Our corporate governance provisions that relate to our board of directors are summarized in the preceding section. Our compensation governance provisions are summarized in the Compensation Discussion and Analysis section of this proxy statement. Our corporate governance guidelines are posted on our website, www.regiscorp.com. This information is also available in printed form free of charge to any shareholder who requests it by writing to our Corporate Secretary at Regis Corporation, 7201 Metro Boulevard, Edina, MN 55439.

Code of Business Conduct and Ethics. The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, directors and officers, including our President and Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller and other senior financial officers. The Code of Ethics, as applied to our principal financial officers, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of business conduct and ethics” within the meaning of the listing standards of the NYSE. The Code of Ethics is posted on our website at www.regiscorp.com. You may request copies, which will be provided free of charge, by writing to our Corporate Secretary, Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439. We intend to promptly disclose future amendments to certain provisions of our Code of Ethics, and any waivers of provisions of the Code of Ethics that are required to be disclosed under the rules of the SEC or under the listing standards of the NYSE, at the same location on our website.

Related Party Transactions. Our Board has adopted a Related Party Transaction Approval Policy requiring approval of all related party transactions for amounts exceeding $10,000 for the fiscal year. We did not have any related party transactions during fiscal 2019.

Complaint/hotline procedures. The Company’s Audit Committee Complaint Procedures, which are posted on our website at www.regiscorp.com, provide for the publication of a toll-free number and mailing address for complaints to be submitted to the Audit Committee.

Our Board’s Committees

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Technology Committee. The composition of these committees at fiscal year-end is set forth below.

Our Board’s Committees
Director Name	Audit	Compensation	Nominating and Corporate Governance	Technology
Daniel G. Beltzman		■ CHAIR	■	■
Virginia Gambale	■	■		■ CHAIR
David J. Grissen	■[1]		■ CHAIR	■
Mark S. Light		■	■	■
Michael J. Merriman	■[1] CHAIR	■
M. Ann Rhoades	■	■
Hugh E. Sawyer				■
David P. Williams	■[1]		■
Meetings during fiscal 2019	4	6	4	4
1Denotes Audit Committee Financial Expert

The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee qualify as independent directors as defined under the NYSE corporate governance rules.

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Our Board’s Committees

The charters of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Technology Committee may be viewed on our website at www.regiscorp.com under “Corporate Governance” on the “Investor Relations” page. The charters are also available in printed form free of charge to any shareholder who requests them by writing to our Corporate Secretary at 7201 Metro Boulevard, Edina, Minnesota 55439. The charters include information regarding the committees’ composition, purpose and responsibilities.

Audit Committee

The Audit Committee assists the Board in discharging its oversight responsibility to the shareholders and investment community regarding: (i) the integrity of our financial statements and financial reporting processes; (ii) our internal accounting systems and financial and operational controls; (iii) our audit, accounting and financial reporting processes; (iv) the engagement, qualifications and independence of the independent auditor; (v) the performance of our internal audit activities; and (vi) compliance with our ethics programs, including the Code of Ethics, our whistle-blower policy and legal and regulatory requirements.

In carrying out these duties, the Audit Committee maintains free and open communication between the Board, the independent auditor and our management. The Audit Committee meets with management and the independent auditor at least quarterly, generally prior to our earnings releases to discuss the results of the independent auditor’s quarterly reviews and fiscal year-end audit.

The Board has determined that all members of the Audit Committee meet the NYSE definitions of independence and financial literacy for Audit Committee members. In addition, the Board has determined that each of Mr. Williams, Mr. Merriman and Mr. Grissen, all whom are independent directors, is an audit committee financial expert (ACFE) for purposes of the SEC rules and possesses accounting or related financial management expertise required by the NYSE. Members serving on the Audit Committee do not currently serve on the audit committees of more than three public companies.

Compensation Committee

The primary responsibilities of the Compensation Committee are to determine and approve, or make recommendations to the Board with respect to, the compensation and benefits packages of the executive officers and to consider and recommend incentive compensation and equity-based plans. The Compensation Committee also reviews director compensation, oversees the evaluation of the CEO, and evaluates its own performance on an annual basis. Additional information about the responsibilities of the Compensation Committee is provided below in our Compensation Discussion and Analysis. The Board has determined that all members of the Compensation Committee also meet the NYSE definition of independence applicable to Compensation Committee members.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee discharges the Board’s responsibilities related to general corporate governance, including Board organization, membership and evaluation. It monitors Board education and orientation of new directors, and manages the annual CEO evaluation. In addition, the Nominating and Corporate Governance Committee assists the Board in the development of and compliance with the Company’s Corporate Governance Guidelines. It also reviews and resolves any director conflicts of interest and presents qualified individuals for election to the Board. Finally, this committee oversees the evaluation of the performance of the Board and each standing committee of the Board. For further information regarding our director nomination process, see “Director Nomination Process” above.

Technology Committee

The Technology Committee assists the Board by overseeing the Company’s technology strategy and planning; investments; the prioritization, degree and pace of innovation; and related business purposes. It monitors the continuous flow of innovative, differentiated, leadership products in the markets currently served by the Company, and plans for the insertion of new technology into the Company’s long-range strategic plan. It also reviews and recommends disruptive products and technologies and reviews the Company’s cybersecurity measures and response plans. In addition, it reviews the adequacy of processes, tools, facilities and technology leadership connected with product and technology development, and it reviews and recommends the costs, benefits, risks and prioritization associated with significant technology investments and deployments.

2019 Proxy Statement | 15

How Our Directors Are Paid

How Our Directors Are Paid

We designed our director compensation program to address the time, effort, expertise, and accountability required of active board membership, with consideration given to industry comparisons of directors’ compensation. Our Board believes that annual compensation for non-employee directors should consist of both cash to compensate members for their service on the Board and its committees, and equity to align the interests of directors and our shareholders. By vesting over time, equity awards also create an incentive for continued service on our Board.

Compensation of our directors is reviewed and determined by the Board on an annual basis. Employee directors do not receive any cash or other compensation for their services as directors. Each of the cash compensation and the equity compensation for non-employee directors who serve during only a portion of a fiscal year is pro-rated. In August 2018, the Board reviewed our director compensation against market practices and determined to increase the value of certain director compensation elements commencing at the 2018 Annual Meeting, which reflects our current non-employee director compensation as follows:

•An annual cash retainer of $70,000;

•Annual cash retainers of $20,000, $15,000, $12,500 and $20,000 for the chairs of the Audit Committee, Compensation Committee, the Nominating and Corporate Governance Committee and the Technology Committee, respectively;

•An annual grant of restricted stock units valued at $110,000, which vest monthly over a period of one year and pay out when the director leaves the Board, generally granted on the date of the director’s election or re-election at the annual meeting of shareholders; and

•An annual grant of restricted stock units valued at $90,000 payable to our independent Chair of the Board, which vest monthly over a period of one year and pay out when the Chair leaves the Board, generally granted on the date of the Chair’s re-election at the annual meeting of shareholders.

In October 2015, the Compensation Committee provided that Mr. Beltzman would henceforth receive cash in lieu of a director equity grant due to his beneficial ownership of greater than 20% of our outstanding common stock. Therefore, for his term ending October 22, 2019, he is receiving an additional $110,000 in cash and no equity grant.

The following table shows, for each of the non-employee directors who served during the fiscal year ended June 30, 2019, information concerning their annual and long-term compensation earned during such fiscal year.

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FISCAL 2019 DIRECTOR COMPENSATION TABLE

Fiscal 2019 Director Compensation Table

Director Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Total($)
Daniel G. Beltzman	188,750	—	188,750
Virginia Gambale	85,000	109,995	194,995
David J. Grissen	81,250	109,995	191,245
Mark S. Light	70,000	109,995	179,995
Michael J. Merriman	88,750	109,995	198,745
M. Ann Rhoades	70,000	109,995	179,995
David P. Williams	85,000	199,985	284,985

1Values expressed represent the aggregate grant date fair value of restricted stock units granted during fiscal 2019, as computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 for a description of the assumptions used in calculating these amounts.

The following table shows, for each of our current non-employee directors, the aggregate number of stock and option awards beneficially owned by them as of June 30, 2019:

Director Name	Aggregate Stock Awards Outstanding as of 06/30/18 (#)	Aggregate Option Awards Outstanding as of 06/30/18 (#)
Daniel G. Beltzman	17,535	—
Virginia Gambale	9,377	—
David J. Grissen	37,399	—
Mark S. Light	37,399	—
Michael J. Merriman	47,793	—
M. Ann Rhoades	25,903	—
David P. Williams	65,028	—

Election of Directors

The Board unanimously recommends that you vote FOR the election of each of these director nominees

Item One

2019 Proxy Statement | 17

APPROVAL OF
ADVISORY VOTE ON
COMPENSATION OF
NAMED EXECUTIVE
OFFICERS

Upon the recommendation of the Compensation Committee of the Board, the Board unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers.

Item 2

2019 Proxy Statement | 17

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APPROVAL OF ADVISORY VOTE
ON COMPENSATION OF NAMED
EXECUTIVE OFFICERS

As required by SEC rules, we are providing shareholders with an annual, non-binding advisory vote to approve the executive compensation as disclosed in our Compensation Discussion and Analysis (“CD&A”). At the Annual Meeting, shareholders will vote on the following advisory resolution regarding the compensation of our Named Executive Officers as described in this proxy statement (commonly referred to as “Say-on-Pay”):

“RESOLVED, that the shareholders of Regis Corporation approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as disclosed in the ‘Compensation Discussion and Analysis’ section, and compensation tables and narrative discussion contained in the ‘Executive Compensation’ section in this Proxy Statement.”

Our executive compensation programs are based on our belief that attracting, retaining and motivating talented executives is critical to the maintenance of our competitive advantage in the haircare industry and to the achievement of the business goals set by the Board. Accordingly, our executive compensation programs are designed to reward executives for achievement of our financial and business goals, while also aligning our executives’ interests with those of our shareholders. We believe that we best achieve these goals by providing our executives with a mix of compensation elements that incorporate cash and equity, as well as short-term and long-term components, and that are tied to our business goals, all as described in the following CD&A section of this proxy statement.

As described in the CD&A, we believe that our fiscal 2019 results continue to yield the pay-for-performance alignment that the Compensation Committee is seeking for our shareholders. Specifically, we made significant progress in our transformational strategy to convert to an asset-light franchise platform. At the same time, we continue to generate the cash needed to support thoughtful investments in our future state through customer-facing technology, differentiated marketing and advertising, industry-leading stylist recruiting and education and ongoing efforts to eliminate non-essential costs that are required to support our franchise conversion.

For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in fiscal 2019, please refer to the CD&A, as well as the Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow the CD&A.

This advisory vote will not affect any compensation already paid or awarded to our Named Executive Officers and will not be binding on the Board or the Compensation Committee. However, the Compensation Committee will review and carefully consider the outcome of the vote. If there are a significant number of negative votes, the Compensation Committee will seek to understand the concerns that influenced the vote and consider them in making future executive compensation decisions.

Upon the recommendation of the Compensation Committee of the Board, the Board unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers.

2019 Proxy Statement | 19

EXECUTIVE COMPENSATION

cOMpensation Discussion and Analysis

Featured Highlight

In our prior year’s proxy, we highlighted what we believe is an unusual compensation best practice that encourages eligible executives to invest their own money1 in shares of Regis Corporation.

We have continued our compensation leadership this year, including via the unusual design and application of our short-term incentive plan (STIP or bonus).2

First, we set what we believed to be genuinely tough stretch goals. We understand that some shareholders and proxy advisers believe that many bonus targets are set at easy-to-achieve levels. We did not do that: we are in the midst of a transformation and believe it is important to set goals that reflect the intensity of our commitment to getting Regis where we want it to be. So the first thing that sets us apart is that we are willing to set tough goals –bonus pay is genuinely at risk at Regis.

Two of our three tough corporate goals were not achieved, so no payouts were made on these.

But our team significantly exceeded the third and most important goal, and it is how we reacted to this success that is the second thing that sets us apart.

Some governance experts say that they have a visceral negative reaction to any exercise of board discretion in applying pay plans to outcomes, unless the discretion is used to reduce what executives would otherwise have earned.

We do not believe that denying to executives pay they expect under the terms of an agreed-upon plan is a good way to motivate and reward. We believe that companies that find they need to use negative discretion because the set goals were too easy to achieve might better apply their discretion toward setting tougher goals.

We think from a performance, governance, and human-nature perspective, it is wiser to set tough goals and then, if executives strongly outperform these tough goals, reward what is truly exceptional achievement. Hard-won rewards are much more apt to be motivating than unexpected pay reductions for achieving non-stretch goals.

We acted on these beliefs this year. As you will read in the pages that follow, while our eligible executives earned no payout on two of the three corporate STIP goals, we used discretion to increase the reward on their over-achievement of the key company goal and their individual MBOs. We hope you will agree that this reflects our willingness to re-think every aspect of compensation and our willingness to be leaders.

1That they earned qualifying proceeds from their annual short term incentive plan

2All of the information in this proxy statement, including in this CD&A needs to be read in full to get a complete and accurate description of Regis’s approach to compensation. This is just a summary of a key feature of Regis’s compensation plan and actions described in full in the pages that follow.

EXECUTIVE COMPENSATION Discussion and Analysis

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Our People

At Regis, we enable hundreds of people to become small business owners through our franchise system. Our ownership culture reflects our belief that leadership should be enabled throughout the Company and owners have reason to be leaders.

Our Compensation Discussion & Analysis (CD&A) will provide you with information concerning the basic objectives, principles, decisions, material elements, processes, amounts and rationale underlying the compensation of our Named Executive Officers (“NEOs”). For fiscal 2019 our NEOs are:

Name	Title	Period of Employment
Hugh E. Sawyer	President and Chief Executive Officer	April 2017 - present
Andrew H. Lacko	Executive Vice President and Chief Financial Officer	July 2017 - present
Eric A. Bakken	Executive Vice President and President - Franchise	January 1994 - present
Chad Kapadia	Executive Vice President and Chief Technology Officer	June 2018 - present
Jim B. Lain	Executive Vice President and Chief Operating Officer	November 2013 - present

Summary of the Fiscal 2019 Pay Plan

Our New and Innovative 2019 Pay Plan was Designed to Support an Ownership and a Pay For Performance Culture

What We Wanted

The members of Regis Corporation’s Compensation Committee began the process of creating a new compensation plan for fiscal 2019 recognizing that the Company’s situation had evolved substantially during fiscal 2018.

The Compensation Committee set forth some fundamental principles:

•We wanted Regis’s employees to do more than think like owners—we wanted them to be owners, and to invest their own funds to become owners.

•We wanted compensation to reward the achievement of financial goals as well as individual objectives tied to the achievement of the key elements of a long-term strategy.

•Shareholder engagement had to, and did, occur before we adopted our fiscal 2019 pay plan in order to benefit from and incorporate their wisdom into the plan design.

The Journey was as Unusual as the Plan

During fiscal 2018, members the compensation committee had individual conversations with senior stewardship/proxy voters at the Company’s large shareholders, human capital thought leaders, senior executives of highly regarded companies, and compensation experts at leading proxy advisors.

Our directors conducted these meetings without members of management present. Our directors asked shareholders to direct them to the best-designed plans and the most significant shareholder position papers, which they then read. Our directors collected and analyzed this input to create the framework of a new plan. As part of this effort, we also hired a new compensation consultant, who was willing to enable and support our creativity. They then worked closely with the Board to shape a plan that suited our Company with its current set of risks and opportunities. Our directors continued to engage with our large shareholders in fiscal 2019 and intend to extend offers to meet with these shareholders again in fiscal 2020.

2019 Proxy Statement | 21

EXECUTIVE COMPENSATION Discussion and Analysis

At our 2018 annual shareholders meeting, over 99% of our shares voted were cast in favor of our executive compensation program. We believe that this was in part due to our continuing shareholder engagement which has been important to the evolution of our compensation program in response to the transformation of our business over the past several years.

What Changed

•Under our fiscal 2019 pay plan:

•Executives no longer receive automatic annual equity grants. Instead in fiscal 2019, each eligible executive received a single, larger initial equity grant at the outset of a five-year period and is not expected to receive additional automatic annual grants for the remainder of the period. 75% of the fiscal 2019 equity grant was in the form of performance shares (PSUs), which require our achievement of a three-year stock price performance goal, after which award recipients must wait an additional two years (until the fifth anniversary of the grant) to achieve vesting. The remaining 25% of the fiscal 2019 equity grant was in the form of restricted stock units (RSUs) that will cliff-vest after three years. Executives and other eligible employee participants may elect to contribute up to half of their earned annual incentive, net of normalized tax withholding (“bonus”) to purchase shares of our common stock under our newly adopted Stock Purchase and Matching RSU Program (“SPMP” or “matching share program”). Under the matching share program adopted in fiscal 2019, beginning with executives’ earned bonuses for fiscal 2019, the Company will provide a matching grant of RSUs with a value equal to up to 200% of their contribution to the plan (before deducting any related or normalized tax withholding). These RSUs are subject to a five-year cliff vesting condition and participants are also required to hold their underlying purchased shares for the same five-year period. To help build executives’ ownership position at the outset of our new matching share program, we implemented an “early participation program” in fiscal 2019 where eligible executives were able to elect to use up to half of their target fiscal 2018 bonuses, net of normalized tax withholding, in fiscal 2019 to purchase shares and receive a matching RSU grant valued at up to 100% of their contribution, subject to the same five-year cliff vesting requirement.

The value of the initial equity grant in fiscal 2019 was approximately three and one-half times the value of the executives’ fiscal 2018 grant. The annualized value of the initial equity grant in fiscal 2019 over the five-year period equates to approximately 70% of the fiscal 2018 grant.

Therefore, if executives do not participate in the matching share program on an annual basis, their five-year pay for the period running from fiscal 2019 to fiscal 2023 will be below what they would have received under the fiscal 2018 program. Executives who choose to make a personal investment in shares of our common stock through the matching share program may receive greater rewards through stock price appreciation than was provided under our former program.

Our fiscal 2019 pay plan’s link to performance is enhanced by the fact that maximum investments in the matching share program are tied to earned bonus payouts. Beginning with their fiscal 2019 earned bonus, eligible executives who elect to contribute 25% of their earned bonus, net of normalized tax withholding, to purchase shares will receive a 100% match on their contribution (before deducting any related or normalized tax withholding); similarly executives who elect to contribute 50% of their earned bonus, net of normalized tax withholding, to share purchases will receive a 200% match on their contribution (before deducting any related or normalized tax withholding). The maximum matching grant opportunity will be lower in years of below-bonus target payout, and higher in years of strong performance.

We believe it is also significant that our fiscal 2019 pay plan has a much longer-term focus than the plan it replaces. No equity will vest until three years after the date of the initial grant and the majority is subject to a relatively lengthy five-year cliff-vesting schedule. In contrast, under our fiscal 2018 plan, RSUs vested one-third per year over a three-year period, while performance awards were earned and vested at the end of three years. In addition, under the new 2019 pay plan, our CEO must hold all his shares that are granted to him pursuant to the new 2019 pay plan until he retires from service to Regis Corporation.

EXECUTIVE COMPENSATION Discussion and Analysis

22 |

We believe our termination provisions are also aligned with shareholders’ interest: prior to the third anniversary of the grant date initial RSUs and PSUs will be forfeited in the event of voluntary termination, termination for cause, termination without cause (if the current CEO is CEO at the time of a participant’s termination and the terminated participant’s position has not been eliminated by the Company), or retirement. In other limited circumstances, and in the case of the PSUs, only if applicable performance goals are satisfied, awards may be prorated over the vesting period as detailed in our “Summary of Terms of Equity Awards” located after our “Grants of Plan Based Awards in 2019” table. Termination provisions for awards to our CEO align with these principles, but have been modified slightly to conform with the terms of his employment agreement.

In addition to our annual incentive compensation payments being tied to the achievement of clear financial goals, and in addition to the effects that real ownership produces, we believe our fiscal 2019 equity-based pay plan focuses our leaders on sustainable, long-term performance in ways including these:

•A five-year time frame is long enough for managers to experience the effects of their decision making.

•The extended duration of the plan means management will almost always have significant amounts of unvested equity, discouraging poaching, encouraging retention, and minimizing the impact on shareholders if we part ways with non-performing executives.

•Management can only earn their up-front PSU grant if Regis’ stock price increases to the target.

The following table summarizes each major element of our fiscal 2019 pay plan.

Element	Form	Metric	Performance Period	Objective
Base Salary	Cash	Fixed	N/A	Provide a base level of compensation for executive talent
Annual Incentive (“AIC” or “Bonus”)	Cash	Opco EBITDA Margin[1] (20%)	1 year

Motivate executives to meet and exceed objectives aligned with our annual strategic plan; executives able to elect to contribute up to half of their earned fiscal 2019 Bonus to purchase shares of the Company’s common stock and have such purchase matched at a rate of up to 200%, dependent on the employee’s underlying contribution under our newly adopted matching share program

Franchise openings[1] (20%)
Adjusted EBITDA[1] (20%)
Individual NEO Performance Goals[1] (40%)
Long-Term Incentive Compensation	Performance Stock Units (PSUs)[1] 75%	End-of-Period Share Price	3 years (then subject to 2 additional years of service-based vesting)

Provide market-competitive equity-based compensation opportunities that enhance executive retention while aligning interests of executives and shareholders

Our NEOs received a single, larger initial equity grant under our existing long-term incentive plan at the outset of the five-year period running from fiscal 2019 to fiscal 2023 and are not expected to receive additional automatic annual grants for the remainder of the period.

	Restricted Stock Units (RSUs)[1] 25%	Time-Based Vesting (value driven by stock price)	Cliff vest at end of year 3

1Change for fiscal 2019.

2019 Proxy Statement | 23

EXECUTIVE COMPENSATION Discussion and Analysis

In fiscal 2019, the majority of our executive pay opportunities were, once again, delivered primarily through performance-based elements of pay, including over 70% of our CEO’s target compensation and nearly 63% of our other NEO’s target compensation, on average.

How We Design Executive Pay

Compensation Philosophy

Our executive compensation programs are based on our belief that attracting, retaining and motivating talented executives is critical to the maintenance of our competitive advantage in the haircare industry and to the achievement of the business goals set by the Board. Accordingly, our executive compensation programs are designed to reward executives for achievement of our financial and business goals, while also aligning our executives’ interests with those of our shareholders.

The Committee has adopted a compensation philosophy that centers on the following guiding principles:

Generally target total direct compensation at the market median, with the following considerations:

•Achieving our desired competitive position will occur over time and will consider not only the total program value, but also the reward vehicles that are used (i.e., performance-based incentives versus fixed benefits).

•Moving toward the market median will consider our size and performance relative to peers (noted below) to ensure that targeted compensation is appropriately calibrated and that realizable compensation is consistent with absolute and relative performance.

Align with shareholder interests by designing a compensation portfolio that pays for performance.

•For fiscal 2019, the members of the Committee focused on tying PSUs to share-price enhancements. We set performance goals based on achieving an End-of-Period Share Price target, defined as the volume-weighted average closing price of our common stock across the 50 trading days that end on July 1, 2021. This goal aligns with our focus on creating shareholder value.

•For fiscal 2019, the Committee set challenging annual incentive performance expectations related to increasing OpCo EBITDA Margin, driving franchise openings and growing Adjusted EBITDA as well as individual NEO performance goal achievement.

The Committee also recognizes the need to remain flexible to address particular circumstances as they arise so that we can remain competitive in retaining talent and incentivize executives to achieve our current strategic objectives.

EXECUTIVE COMPENSATION Discussion and Analysis

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Review of External Market Data

The Committee considers compensation in the external market as one factor in its executive compensation decisions, examining both relevant broad retail industry data and data from a group of companies it considers its peers. At the beginning of fiscal 2017, with the assistance of its former independent compensation consultant, Willis Towers Watson, the Committee reviewed and revised the list of companies in its peer group set forth below, which was first selected in 2013.

Boyd Gaming Corp. Brinker International, Inc. Buffalo Wild Wings, Inc.[1] Cracker Barrel Old Country Store Dine Brands Global, Inc.[2]	Fossil Group, Inc.[3] Fred’s, Inc. Jack in the Box, Inc. Outerwall, Inc.[4] Panera Bread Co.[5]	Penn National Gaming, Inc. Revlon, Inc. Ruby Tuesday, Inc.[6] Sally Beauty Holdings, Inc. Service Corporation International	The Cheesecake Factory, Inc. Ulta Beauty, Inc.

1As of February 5, 2018, Buffalo Wild Wings, Inc. operates as a subsidiary of Arby’s Restaurant Group, Inc.

2Formerly known as DineEquity, Inc.

3Fossil Group, Inc. is excluded for purposes of benchmarking Chief Executive Officer compensation because its chief executive officer does not receive any annual compensation.

4As of 2016, Outerwall, Inc. was acquired by Apollo Global Management LLC.

5As of July 28, 2017, Panera Bread Co. operates as a subsidiary of Rye Parent Corp.

6As of December 21, 2017, Ruby Tuesday, Inc. was taken private.

In connection with the implementation of our new compensation program, we elected not to increase base salaries or annual cash incentive opportunities for our NEOs. Accordingly, we did not bench mark our fiscal 2019 executive compensation against our peer group or the broader market. We view peer benchmarking as a valuable tool and plan to reassess its use once our strategic transformation is substantially complete and our peer group is similarly revised to reflect our revised business model.

Role of the Compensation Committee

The Committee is charged with developing and administering the base salary, annual and long-term incentives, and benefit programs for our executive officers. Our annual cash incentive program is typically referred to as our “bonus” program, and it is reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. In developing our compensation programs, a basic objective for the Committee was that the total compensation awarded to the NEOs be fair, reasonable and competitive in relation to the median compensation for similar positions within our peer group, as identified above, as well as in the broader retail market. This objective is consistent with our executive pay philosophy.

The primary purpose of the Committee is to discharge the responsibilities of the Board relating to the compensation of our executive officers. Accordingly, the primary duties and responsibilities of the Committee are:

•to determine and approve, or make recommendations to the Board with respect to, the compensation of all executive officers; and

•to consider and recommend the structure of, and changes to, our incentive compensation, equity-based plans and benefit programs.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer furnishes his input to the Committee on the compensation of the Company’s executive officers, including the other NEOs, and he may be present during deliberations and voting on the other executives’ compensation. However, our Chief Executive Officer was not present during deliberations and voting regarding his own compensation or during other executive sessions of the Committee.

2019 Proxy Statement | 25

EXECUTIVE COMPENSATION Discussion and Analysis

Role of the Independent Compensation Consultant

Throughout fiscal 2018 and 2019, the Committee used Pay Governance as an independent consulting firm to provide executive compensation consulting services to the Committee. The Committee assessed Pay Governance’s independence pursuant to applicable SEC rules and concluded that no conflict of interest exists that would prevent Pay Governance from independently representing the Committee.

Throughout fiscal 2018 and fiscal 2019, Pay Governance worked with the Committee and management to establish incentive plan designs, supported the Committee with shareholder engagement efforts, and assisted the Committee on other activities in support of its responsibilities as set forth in its charter. During fiscal 2018, CamberView Partners, LLC, a consulting firm, also assisted the Committee with shareholder outreach by, among other things, creating presentation materials, which was important to the design of our fiscal 2019 pay plan. The Chair of the Committee worked directly with Pay Governance to determine the scope of the work needed to assist the Committee in its decision-making processes. Pay Governance worked with management, at the direction of the Committee, to fully understand the future business direction and the historical, current and desired future direction of our pay policies and practices, as well as to facilitate the development of our compensation strategies, including the approach to determining compensation levels.

Elements of the Executive Compensation
Program in Fiscal 2019

Target Compensation Mix for Fiscal 2019

The Committee established the mix of base salary and incentive compensation by referencing market practices for total direct compensation and for each element, subject to adjustments in the Committee’s discretion based on Company-wide and individual performance factors. In developing the total direct compensation package for an NEO, the Committee considered the internal relationship of pay across all executive positions. To tie compensation to performance, the Committee structured annual incentive compensation and the performance-based element of long-term incentive compensation in a manner that provided the opportunity to earn above market compensation for results above target, and below market compensation when the target is not achieved. Target total compensation for Mr. Sawyer, our CEO, is not directly comparable to his compensation in fiscal 2018 or to the compensation of the other named executive officers due to the terms of his employment agreement (discussed below under “Compensatory Arrangements with Mr. Sawyer”), under which he was first eligible to receive a long-term incentive award in fiscal 2019. Compared to fiscal 2018, target total compensation for the other NEOs increased considerably due to our grant under our fiscal 2019 pay plan of a single, larger initial long-term incentive award at the outset of a five-year period, as discussed below. Due to this large, single grant, our executives are not expected to receive additional automatic annual grants for the remainder of the period.

Base Salary Decisions for Fiscal 2019

The Committee, assisted by its independent compensation consultant, did not increase our NEOs’ base salaries for fiscal 2019, which were consistent with fiscal 2018 base salaries.

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26 |

Base salaries for our NEOs for fiscal 2019 were as follows:

Name	Base Salary at June 30, 2018 (Annualized) ($)	Base Salary at June 30, 2019 (or Date of Termination, if earlier) (Annualized) ($)	Increase (%)
Hugh E. Sawyer	950,000	950,000	—
Andrew H. Lacko	495,000	495,000	—
Eric A. Bakken	495,000	495,000	—
Chad Kapadia	495,000	495,000	—
Jim B. Lain	400,000	400,000	—

Annual Incentive Decisions for Fiscal 2019

We, the Committee, determine the annual incentive compensation (“AIC” or “bonus”) payouts each year in accordance with our Short Term Incentive Plan (“Short Term Plan”).

We the Committee annually select bonus metrics for the Short Term Plan that align executives’ incentives with our strategic objectives. For fiscal 2019, the Committee established the following metrics, the target AIC amount for which was the same as in our prior fiscal year:

We updated our fiscal 2019 goals by moving away from restructuring objectives that were complete in prior fiscal years and used goals focused on growing our franchise business and maintaining stability through our transformation into a fully franchised model.

Name	Target AIC (as a Percentage (%) of Salary)	Target AIC ($)
Hugh E. Sawyer	115	1,092,500
Andrew H. Lacko	60	297,000
Eric A. Bakken	75	371,250
Chad Kapadia	60	297,000
Jim B. Lain	60	240,000

Performance Measure	Weighting	Performance Goal		Award Multiplier
Opco EBITDA Margin	20%	Maximum	OpCo EBITDA Margin of 15%	200%
		Target	OpCo EBITDA Margin of 11.5%	100%
		Threshold	OpCo EBITDA Margin of 9.75%	0%
Franchise Openings	20%	Maximum	Openings of 1400	200%
		Target	Openings of 800	100%
		Threshold	Openings of 500	0%
Adjusted EBITDA	20%	Maximum	Adjusted EBITDA of $80 M	200%
		Target	Adjusted EBITDA of $70 M	100%
		Threshold	Adjusted EBITDA of $60 M	0%
Individual NEO Performance Goals	40%

*If the measured amount achieved is between two performance goals, the award multiplier will be determined through linear interpolation.

We therefore increased the emphasis on OpCo margin and EBITDA, as described above, as well as individual executive performance goals tied to the CEO’s evolving strategy.

2019 Proxy Statement | 27

EXECUTIVE COMPENSATION Discussion and Analysis

In setting the metrics for fiscal 2019, the Committee:

•Defined OpCo EBITDA Margin as Adjusted EBITDA for our company-owned salons operating segment (OpCo), as reported, which is net income (loss) excluding interest expense, income taxes and depreciation and amortization expense, adjusted to exclude employee litigation reserves, divided by OpCo revenue.

•Defined Franchise Openings as the gross number of franchise openings during fiscal 2019.

•Defined Adjusted EBITDA as the Company’s Adjusted EBITDA, as reported, which is net income (loss) excluding interest expense, income taxes and depreciation and amortization, adjusted to exclude product engineering investments, gains from venditions, employee litigation reserve, professional fees, severance expense, legal fees, goodwill derecognition, TBG restructuring and TBG discontinued operations.

•Set objective and measurable individual goals (MBOs) for each of the CEO’s direct reports in accordance with his/her responsibilities. In each case we focused on the CEO’s evolving strategy and business transformation goals. Our Chief Human Resources Officer and our CFO analyzed each NEO’s performance against the individual goals on a quarterly basis and at the end of the performance period, and discussed the analyses with the CEO and the Committee to determine whether the goals were on target for achievement. Every quarter, for any goal not on target, the Committee discussed with management the actions required to correct the direction toward achievement of the goal. Following completion of the performance period, our CEO evaluated the final analyses to propose a rating with respect to each executive’s achievement of the individualized goals and provided his recommendations to the Committee for consideration and approval.

Individual goals for our NEOs during fiscal 2019 included the following:

•Mr. Sawyer—detailed succession planning, 2020 budget deadlines and financial analysis of strategic initiatives;

•Mr. Lacko—model and support vendition activity, review and monetize non-core assets, and implement pricing actions to increase year over year revenue;

•Mr. Bakken—secure high quality real estate for franchise locations, and maximize vendition proceeds by recruiting high quality franchise owners;

•Mr. Kapadia—complete technology projects to support franchise business, and complete and launch Opensalon application; and

•Mr. Lain—oversee vendition execution, reduce number of critical open jobs, and manage certain key performance indicators, including service sales and certain pilot programs. For Mr. Sawyer, his individual goals were thresholds to receive payout of his individual goal component, with his actual individual performance level to be determined by averaging the performance levels of his direct reports.

In August 2019, the Committee evaluated performance against the metrics and determined that the OpCo EBITDA Margin and Adjusted EBITDA thresholds were not achieved, resulting in no payout for those metrics. The Committee determined that, based on openings of 828 new franchise salons, the franchise opening metric was achieved at 105% of target. The Committee reviewed the MBO analysis provided by the CHRO and CFO as well as the CEO’s evaluation of each executive officer’s performance and determined that the NEOs earned their individual performance goal opportunity at the following levels:

•Mr. Lacko – 150%,

•Mr. Bakken – 150%,

•Mr. Kapadia – 120% and

•Mr. Lain – 66%.

The Committee determined that the CEO satisfied his threshold goals, such that his percentage achievement was calculated as the average of the percentage achievement levels by each of his direct reports. Mr. Sawyer’s direct reports had achievement levels of 150%, 150%, 135%, 120%, 120%, 66% and 38%, resulting in an average of 111% for Mr. Sawyer’s individual performance goal achievement level.

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Finally, we the Committee considered executives’ significant over-achieving on the goal of generating cash proceeds from venditions (sales). We considered both that these cash proceeds were excluded from the Adjusted EBITDA metric for the AIC goal and that operating metrics are often more challenging than transaction metrics.

We took motivational factors into account as well. We the Committee believe it is better to set tough goals and reward exceeding them via the application of discretion than it is to set more common, more easily-achievable goals and be forced to use negative discretion when payouts will appear unwarranted. And that is what we did when we applied the Short Term Plan’s cash proceeds metric to our executives’ outperformance.

We the Committee therefore decided to increase the portion of the AIC payment related to each NEO’s individual performance by an amount equal to 1.3 multiplied by each NEO’s percentage achievement of his individual performance goal multiplied by 40% (which was the weighting of the individual performance goal factor). This process resulted in additional payments tied to each NEO’s own level of achievement and not to across-the-board increases.

The resulting fiscal 2019 AIC percentage achievements and payouts are listed to the right. Below, the calculated portion of the AIC payout related to achievement of the metrics set at the beginning of the fiscal year is reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column, and the MBO Premium is reported under the “Bonus” column.

	AIC Weightings - % of Total Target
NEO	20% Incentive EBITDA	20% Franchise Openings	20% OpCo Margin	40% Individual Goals	Calculated AIC %	30% MBO Premium*	Final % of Target	Calculated AIC Amount($)	MBO Premium($)	Total AIC($)
					A	B	C=A+B	X	Y	Z=X+Y
Hugh E. Sawyer	0%	105%	0%	111%	65.5%	13.3%	78.8%	715,431	145,802	861,233
Andrew H. Lacko	0%	105%	0%	150%	81.0%	18.0%	99.0%	240,570	53,460	294,030
Eric A. Bakken	0%	105%	0%	150%	81.0%	18.0%	99.0%	300,713	66,825	367,538
Chad Kapadia	0%	105%	0%	120%	69.0%	14.4%	83.4%	204,930	42,768	247,698
Jim B. Lain	0%	105%	0%	66%	47.4%	7.9%	55.3%	113,760	19,008	132,768

Long-Term Incentive Decisions for Fiscal 2019

Payout of PSUs for 2017-2019 Performance Period

Our fiscal 2017 PSUs had a three-year performance period which ran from July 1, 2017 to June 30, 2019. The fiscal 2017 PSUs performance measure was Adjusted Earnings Per Share (EPS), defined as the Company’s cumulative pre-tax earnings per share, adjusted to exclude any income (loss) attributable to its investment in its affiliate Empire Education Group, and identified discrete items impacting comparability for each respective period (i.e., expenses, charges, or favorable or unfavorable impacts of extraordinary, unusual, infrequent or non-recurring items and other similar items). Adjusted EPS was computed on a cumulative basis for the three year performance period, and in calculating each year’s result, used the fully diluted outstanding shares at the end of the applicable fiscal year.

The Committee established the target for the fiscal 2017 PSUs with reference to the forecasts for fiscal 2017, 2018 and 2019 performance developed in management’s 2016 three-year operating plan, which represented an expectation of improved performance relative to the Company’s prior financial results. The Committee set challenging metrics for executive compensation by setting the target 15% above management’s forecasted growth in earnings for fiscal 2017, for example. The 2017 PSUs set threshold, target and maximum levels of cumulative Adjusted EPS at $1.33, $1.82 and $2.61, respectively, corresponding to payouts of 50%, 100% and 200% of target.

Based on the actual fiscal 2017-2019 results for cumulative Adjusted EPS of $3.42, the Company exceeded the cumulative Adjusted EPS maximum goal established by the Committee, evidencing the successful ongoing transformation of our business, as discussed above. Therefore, the NEOs who were employed by the Company when the fiscal 2017 PSUs were granted, Mr. Bakken and Mr. Lain, earned the performance units at a multiplier of 200% of target, resulting in the issuance of 38,186 shares to each of Mr. Bakken and Mr. Lain.

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EXECUTIVE COMPENSATION Discussion and Analysis

Grant of LTI for 2019-2021 Performance Period

The Committee considers equity-based long-term incentive compensation (“LTI”) to be critical to the alignment of executive compensation with the creation of shareholder value. Therefore, LTI represented approximately 69% of the NEOs’ compensation, on average. The Committee set the value of LTI awards to our then-current NEOs at the beginning of fiscal 2019 at the total target values set forth below. The value of these initial equity grants in fiscal 2019 was approximately three and one-half times the value of the executives’ fiscal 2018 LTI grant, with the understanding that it is the only automatic annual LTI grant they should expect to receive through 2023.

In accordance with the Company’s new 2019 pay plan, the Committee changed the targeted long-term incentive mix for the NEOs, increasing the performance-based element of the program (PSUs) to 75% (up from 60% in fiscal 2018), while reducing the time-based RSU element to 25% (decreased from 40% in fiscal 2018).

We use the term performance stock units, or PSUs, to denote grants of stock units that are earned based on the achievement of the performance goals established by the Committee. PSUs granted in fiscal 2017 and fiscal 2018 have a three-year performance period, at which time any earned units settle in shares of stock. Beginning with PSUs granted in fiscal 2019, the PSUs have a three-year performance period followed by a two-year additional service-based vesting requirement, meaning that the PSUs will only vest at the end of year five if the performance goal is achieved and additional service requirements are satisfied. The RSUs granted in fiscal 2019 cliff vest after three years.

The grant date of each of our equity awards is the date the grant becomes effective. The terms of these awards are described in more detail below in the narrative accompanying the Grants of Plan-Based Awards in 2019 table.

Upon grant, LTI awards to our NEOs for fiscal 2019 were as follows:

	75% PSUs (# Granted)[1]	25% RSUs (#)[1]	Total Value (at Target)[2] ($)
Hugh E. Sawyer	319,074	106,358	9,100,000
Andrew H. Lacko	49,088	16,362	1,400,000
Eric A. Bakken	61,360	20,453	1,750,000
Chad Kapadia	49,088	16,362	1,400,000
Jim B. Lain	49,088	16,362	1,400,000

1Number of units for RSUs and PSUs was determined based on the market value of our common stock on August 31, 2018. However, for accounting purposes and as reflected in the Summary Compensation Table and certain other tables, the fair market value of the PSUs is determined using a Monte Carlo valuation model, whereby the value of the PSUs is less than the market value of the underlying shares on the grant date of August 31, 2018.

2In fiscal 2019, our NEOs received a single, larger initial equity grant at the outset of a five-year period and are not expected to receive additional automatic annual grants for the remainder of the period.

Similar to fiscal year 2018, in fiscal year 2019, the Committee used an End-of-Period Share Price performance metric, meaning the volume-weighted average closing price of the Company’s common stock across the 50 trading days that end on July 1, 2021 must equal or exceed $22.40 in order for the award to be earned. The Committee believes this PSU metric directly aligns with creating shareholder value and, when measured over a three-year performance period and when coupled with an additional two-year service-based vesting condition required by the fiscal 2019 PSU award, encourages sustained value creation and pay for performance.

SPMP and Matching RSU Grants in Fiscal 2019 (Early Participation Program)

In fiscal 2019, we adopted our SPMP, or Stock Purchase and Matching RSU Program, whereby our executives and other eligible employee participants may elect to contribute up to half of their earned annual bonus under the Short Term Plan, net of normalized tax withholding, to purchase shares of our common stock and the Company will provide a matching grant of RSUs with a value equal to up to 200% of their contribution to the plan (before deducting any related or normalized tax withholding). These RSUs are subject to a five-year cliff vesting condition and participants are also required to hold their underlying purchased shares for the same five-year period.

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To help build executives’ ownership position at the outset of our new matching share program, we implemented an “early participation program” in fiscal 2019 where eligible executives were able to elect to use up to half of their target fiscal 2018 bonuses, net of normalized tax withholding, in fiscal 2019 to purchase shares and receive a matching RSU grant valued at up to 100% of their contribution, subject to the same five-year cliff vesting requirement. In this instance only, eligible executives who elected to contribute 25% of their target fiscal 2018 bonus, net of normalized tax withholding, to purchase shares received a 50% match on their contribution; similarly executives who elected to contribute 50% of their target fiscal 2018 bonus, net of normalized tax withholding, to share purchases received a 100% match on their contribution. Each of our NEOs participated in the SPMP during fiscal 2019 other than Mr. Sawyer.

Name	% of Target Fiscal 2018 Bonus Contributed
Andrew H. Lacko	50
Eric A. Bakken	25
Chad Kapadia	50
Jim B. Lain	25

Beginning with their fiscal 2019 earned bonus, matching rates will increase, meaning eligible executives who elect to contribute 25% of their earned bonus, net of normalized tax withholding, to purchase shares will receive a 100% match on their contribution (before deducting any related or normalized tax withholding); similarly executives who elect to contribute 50% of their earned bonus, net of normalized tax withholding, to share purchases will receive a 200% match on their contribution (before deducting any related or normalized tax withholding).

Our fiscal 2019 pay plan’s link to performance is enhanced by the fact that maximum investments in the matching share program are tied to earned bonus payouts. The maximum matching grant opportunity will be lower in years of below-target payout of the earned bonus, and higher in years of strong performance.

Other Compensatory Decisions Applicable to Fiscal 2019

RSU Grant in Connection with Successful Technology Initiative

The Committee granted to Mr. Kapadia an award of 5,361 restricted stock units, valued at $100,000, on June 5, 2019 in recognition of the successful completion of a key technology initiative related to a mobile application and a new partnership. The award will cliff vest on the third anniversary of the grant date.

Other Outstanding Awards

From time to time, the Committee may also make equity grants in other circumstances, such as recruiting new executive talent, upon the promotion of an executive, and to retain key individuals. During the past three fiscal years, we made a significant number of new hires to our executive team and granted these individuals sign-on equity awards as an inducement. The awards described below remained outstanding as of June 30, 2019 and are also reflected in the Outstanding Equity Awards table and Option Exercises and Stock Vested table below, as applicable.

•Sign-on Equity Awards to Mr. Kapadia in June 2018, as detailed below under “Compensatory Arrangements with Mr. Kapadia.”

•Sign-on Equity Awards to Mr. Lacko in July 2017, as detailed below under “Compensatory Arrangements with Mr. Lacko.”

•Sign-on Equity Awards to Mr. Sawyer in April 2017, which vested in April 2019 but remain outstanding and, in the case of the SARs, unexercisable until the third anniversary of the grant date in April 2020, as detailed below under “Compensatory Arrangements with Mr. Sawyer.”

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EXECUTIVE COMPENSATION Discussion and Analysis

Benefits

Consistent with our current compensation philosophy, we provide minimal benefits, and these benefits align with the market median and with current market practices. The benefits we provided our NEOs in fiscal 2019 are summarized in the footnotes to the Summary Compensation Table or are otherwise reported in the accompanying tables, including footnotes. Current benefits for our NEOs include core benefits available to all full-time employees (e.g., coverage for medical, dental, prescription drugs, basic life insurance, and long-term disability coverage).

Fiscal 2020 Pay

In fiscal 2020 we expect to continue the precedent we set in fiscal 2019 with respect to our revised pay plan, which has been overwhelmingly supported by our shareholders as evidenced by continued conversations our Committee has had with our shareholders in fiscal 2019, as well as the high level of support we received from shareholders during our 2018 “say on pay” vote. Since we granted each executive a single, large equity incentive award in fiscal 2019 in the form of PSUs and RSUs at the outset of a five-year period, our executives will not receive annual grants in fiscal 2020 and are not expected to receive additional automatic annual grants for the remainder of the period, subject to possible inducement, retention or performance grants in particular situations. For fiscal 2020, the Committee approved one grant for Mr. Kapadia in the form of a restricted stock unit award that cliff vests in three years, having a grant date fair value of $600,000.

In fiscal 2020, we will continue to reward pay for performance by permitting our executives to participate in our matching share program by contributing up to half of their earned, fiscal 2019 annual cash incentive, net of normalized tax withholding (“bonus”) to purchase shares of our common stock and the Company will provide them a matching grant of RSUs with a value equal to up to 200% of their contribution to the plan (before deducting any related or normalized tax withholding). These RSUs are subject to a five-year cliff vesting condition and participants are also required to hold their underlying purchased shares for the same five-year period. Eligible executives who elect to contribute 25% of their earned fiscal 2019 bonus, net of normalized tax withholding, to purchase shares will receive a 100% match on their contribution (before deducting any related or normalized tax withholding); similarly executives who elect to contribute 50% of their earned fiscal 2019 bonus, net of normalized tax withholding, to share purchases will receive a 200% match on their contribution (before deducting any related or normalized tax withholding).

Awards made under our 2018 Long Term Incentive Plan, including any awards made in fiscal 2020 and beyond, are also subject to double trigger acceleration upon a change in control as the default treatment.

In fiscal 2020, we will stay the course as we believe that the pay for performance-centered pay plan we effectuated in fiscal 2019 has focused our leaders on sustainable, long-term performance. The compensation levels for our NEOs remain relatively flat for fiscal 2020, other than an increase in Mr. Kapadia’s base salary to $600,000.

EXECUTIVE COMPENSATION Discussion and Analysis

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Governance Policies and Additional
Compensation-Related Items

We believe in holding ourselves to a high standard of ethics, transparency, and accountability. Accordingly, we have adopted corporate governance practices and policies that in many cases go beyond SEC and stock exchange requirements to reflect emerging best practices.

Compensation Practice	Regis Policy
Independent Compensation Committee	Our Compensation Committee is composed solely of directors who are independent under the standards of the SEC and the NYSE, including the higher standards applicable to Compensation Committee members.
Clawback Policy	Our “clawback” policy permits us to recover certain equity as well as cash incentive payments from executive officers whose misconduct or negligence resulted in a significant financial restatement.
Limited Severance Benefits and Perks	We have benchmarked and implemented market severance terms (generally, base salary plus bonus, or two times base plus bonus after a change in control), while retaining our “double trigger” structure.
No Tax Gross-Ups	We do not provide tax gross-ups on perquisites or “golden parachute” payments.
Frozen Supplemental Retirement Benefit Plan

We froze the benefits under our supplemental retirement benefit plan as of June 30, 2012, as well as certain executive life insurance benefits. Mr. Bakken is the only currently employed NEO who so qualifies.

Stock Ownership Guidelines	We have meaningful stock ownership guidelines for our executives, discussed in more detail below.
Hedging Restrictions/ Prohibitions

Our insider trading policy prohibits our directors, officers, other employees and designees of the foregoing from purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our common stock, including shares held directly or indirectly (however, our policy does not prohibit general portfolio diversification transactions).

Pledging Restrictions/ Prohibitions

Our insider trading policy prohibits our employees, officers and directors from holding our stock in a margin account or pledging it as collateral for a loan, except in the limited circumstance that an individual has demonstrated financial capacity to repay the loan without resort to the pledged securities and obtains General Counsel approval.

Independent Compensation Consultant	Pay Governance has advised our independent Compensation Committee since fiscal 2018.
Risk Assessment	We consider risk in our compensation programs and periodically conduct a risk assessment, which is led by our independent compensation consultant.
Annual Say-on-Pay Vote	We offer our shareholders the opportunity to cast an advisory vote on our executive compensation every year.
No Repricing or Exchange of Underwater Options/SARs	Our plan prohibits the repricing or exchange of underwater stock options and stock appreciation rights without shareholder approval.

Stock Ownership by Named Executive Officers

The Board believes that each of our officers who has reached the level of Senior Vice President or above should be a shareholder and should have a significant financial stake in the Company. Accordingly, the Committee adopted stock ownership requirements, which are reflected in our Corporate Governance Guidelines, requiring each officer to hold our common stock having a fair market value equal to a multiple of their base salary, as set forth below:

•Chief Executive Officer—3x annual base salary

•Executive Vice President—2x annual base salary

•Senior Vice President—1x annual base salary

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EXECUTIVE COMPENSATION Discussion and Analysis

The current stock ownership requirements were established in April 2013. The guidelines require officers to retain at least 75% of the shares received from equity compensation awards, net of shares withheld or tendered to satisfy withholding taxes, until the stock ownership requirement is satisfied. All shares beneficially owned by an officer are included in the calculation, except that shares subject to performance-based vesting conditions and shares subject to unexercised stock options and SARs are not included. For purposes of the stock ownership calculation, the shares are valued at the greater of (i) the average closing price of a share of the Company’s common stock during the most recent fiscal year and (ii) the closing price on the last day of the most recent fiscal year.

As set forth in the table to the right, of our currently employed NEOs, only Mr. Kapadia, who joined us in June 2018, did not hold stock greater than our stock ownership policy minimum as of June 30, 2019.

The Nominating and Corporate Governance Committee is responsible for measuring and monitoring compliance with these guidelines.

	Stock Ownership Guideline	Current Ownership Level
Hugh E. Sawyer	3x	4.0x
Andrew H. Lacko	2x	2.6x
Eric A. Bakken	2x	3.9x
Chad Kapadia	2x	1.5x
Jim B. Lain	2x	2.7x

Employment Agreements and Post-Employment Compensation

Each of the NEOs named in this Proxy Statement is party to a written employment agreement with the Company, with the exceptions of Mr. Lacko and Mr. Kapadia. Pursuant to their employment agreements, all of our eligible NEOs are entitled to certain compensation and other benefits if their employment terminates due to certain articulated reasons (including in connection with a change in control), as described below under “Summary of Executive Agreements.” The employment agreements with our NEOs contain covenants not to compete or solicit, as well as confidentiality provisions, that the Committee considers especially valuable in the event of an executive’s termination of employment. They provide for payment of post-termination payments, conditioned upon signing and not rescinding a release of claims and compliance with the restrictive covenants in the employment agreement.

The Committee and the Board recognize the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with any rumored or actual change in control of the Company. Accordingly, the Committee and Board have structured change in control provisions to incentivize executives to remain employed while a transaction is under consideration or pending, and not to favor one transaction structure over another merely because of the impact on the executive’s compensation. These provisions are discussed in the section captioned “Summary of Executive Agreements.”

Changes to Severance Program

During the past few years, our Company experienced numerous meaningful changes, which the Board and Committee believe will ultimately help position the Company for future success. Most critically, we announced a strategic shift to accelerate and expand our franchise model. In an effort to support retention of key talent in January 2017, the Committee provided that any future severance payments made to our executives would be paid in a lump sum upon termination, rather than as salary continuation (whenever feasible without adverse tax consequences to the employee), and that, for employees with employment agreements under which cash severance would be offset by earnings from other employment, the Committee provided that cash severance would no longer be offset by earnings from non-competitive employment (as determined according to the terms of their employment agreement). These changes were also adopted to incentivize executives to remain with the Company through its transformation in spite of the uncertainty caused by strategic change. These policy changes do not apply to Mr. Sawyer, as specified in his employment agreement.

In August 2018, we entered into letter agreements with our executive officers which provided for a one-time lump sum payment in the event the executive experienced a “Qualifying Termination” prior to August 31, 2019. “Qualifying Termination” for our executives other than Mr. Sawyer means (a) a termination of employment without Cause (as defined in our 2016 Long Term Incentive Plan) under circumstances in which the Board does not intend to fill the position that the employee held immediately prior to the Qualifying Termination, or (b) a termination of employment without Cause or for Good Reason

EXECUTIVE COMPENSATION Discussion and Analysis

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following the appointment of a successor or interim successor to the current Chief Executive Officer, Mr. Sawyer. “Good Reason” has the meaning set forth in the employee’s employment agreement, as amended by the letter agreement, or if the employee does not have an employment agreement, as defined in the letter agreement. A “Qualifying Termination” with respect to Mr. Sawyer means his termination without Cause. None of our executives experienced a “Qualifying Termination” prior to August 31, 2019. The August 2018 letter agreements also contained a waiver of each executive providing that none of: the implementation of the fiscal 2019 pay plan, the terms and conditions of the fiscal 2019 equity awards or the fact that the Company is not obligated to grant the executive additional equity awards through August 30, 2023 could constitute “Good Reason” under the terms of such executive’s employment agreement or otherwise.

Deductibility of Executive Compensation

Code Section 162(m) precludes the Company from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employees” (which as of fiscal 2019 includes the CEO, CFO, our three other most highly compensated executive officers and certain former employees identified as a covered employee in fiscal 2018 or any subsequent year).

The Committee continues to believe that a significant portion of our executives’ compensation should be tied to the Company’s performance and] shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to the Company. The Committee’s ability to continue to provide a competitive compensation package to attract, motivate and retain the Company’s most senior executives is considered critical to the Company’s success and to advancing the interests of its shareholders.

Regulatory Considerations

The Committee considered (i) the accounting treatment of various types of equity-based compensation under Accounting Standards Codification (ASC) Topic 718 and (ii) the non-deductibility of excess parachute tax payments under Code Section 280G (and the related excise tax imposed on covered employees under Code Section 4999) in its design of executive compensation programs. In addition, the Committee considered other tax and accounting provisions in developing the compensation programs for our NEOs. These included the special rules applicable to non-qualified deferred compensation arrangements under Code Section 409A, as well as the overall income tax rules applicable to various forms of compensation. While the Committee strove to compensate our NEOs in a manner that produced favorable tax and accounting treatment, its main objective was to develop fair and equitable compensation arrangements that appropriately motivate, reward and retain those executives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management of the Company. Based on its review and related discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Daniel G. Beltzman, Chair
Virginia Gambale
Mark S. Light
Michael J. Merriman
M. Ann Rhoades
Members of the Compensation Committee

2019 Proxy Statement | 35

Executive Compensation Tables

Summary Compensation Table

The following table shows, for each person who served as our principal executive officer and principal financial officer in fiscal 2019, the three other most highly compensated executive officers in fiscal 2019 who were still serving as such on June 30, 2019 (together referred to as the Named Executive Officers or “NEOs”), information concerning compensation earned for services in all capacities during each of the fiscal years ended June 30, 2019, 2018, and 2017.

Name and Principal Position	Fiscal Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5] ($)	All Other Compensation[6] ($)	Total ($)
Hugh E. Sawyer President and Chief Executive Officer	2019	950,000	145,802	6,588,878	—	715,431	—	26,946	8,427,057
	2018	950,000	—	—	—	1,966,500	—	161,832	3,078,332
	2017	197,917	585,000	730,044	3,680,000	—	—	4,682	5,197,643
Andrew H. Lacko Executive Vice President and Chief Financial Officer[7]	2019	527,000	53,460	1,162,142	—	240,570	—	12,934	1,996,106
	2018	527,000	125,000	786,851	—	534,600	—	60,992	2,034,443
Eric A. Bakken Executive Vice President, President - Franchise, Former Interim Chief Financial Officer, General Counsel and Corporate Secretary	2019	527,000	66,825	1,313,472	—	300,713	151,934	33,812	2,393,756
	2018	527,000	—	546,076	—	1,113,750	—	33,260	2,220,086
	2017	519,500	—	399,990	—	—	—	31,625	951,115
Chad Kapadia Executive Vice President and Chief Technology Officer[8]	2019	495,000	42,768	1,262,125	—	204,930	—	13,040	2,017,863
Jim B. Lain Executive Vice President and Chief Operating Officer	2019	432,000	19,008	1,043,642	—	113,760	—	9,442	1,617,852
	2018	432,000	—	436,860	—	792,000	—	6,774	1,667,634
	2017	432,000	—	399,990	—	—	—	10,465	842,455

1Includes amounts provided to the NEOs (with the exception of Messrs. Sawyer and Kapadia) in the form of a modest perquisite allowance of approximately $32,000 per NEO that primarily covers an automobile allowance. The entire allowance is paid to the NEOs regardless of whether they spend the entire amount on automobile expenses and, therefore, is reported as base salary; however, the allowance amount is not included as base salary for purposes of determining other compensation and benefits amounts.

2The amounts for fiscal 2019 represent an additional payment paid pursuant to the AIC awards under the Short Term Plan described under “Annual Incentive Decisions for Fiscal 2019” in the CD&A. The amount for fiscal 2018 for Mr. Lacko represents a sign-on payment in connection with the commencement of his employment. The amount for fiscal 2017 for Mr. Sawyer represents a sign-on payment made in connection with the commencement of his employment.

3Values expressed represent the aggregate grant date fair value of stock or option awards granted in each fiscal year, as computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date for RSUs and PSUs with performance metrics other than market conditions, the Monte Carlo model for PSUs with market conditions and the Black-Scholes model for SARs. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 for a description of the assumptions used in calculating these amounts.

The grant date fair values for stock awards for the fiscal year ended June 30, 2019 include:

•PSUs that were granted in August 2018: Mr. Sawyer—$4,313,880; Mr. Lacko—$663,670; Mr. Bakken—$829,587; Mr. Kapadia—$663,670; and Mr. Lain—$663,670.

•RSUs that were granted in August 2018: Mr. Sawyer—$2,274,998; Mr. Lacko—$349,983; Mr. Bakken—$437,490; Mr. Kapadia—$349,983; and Mr. Lain—$349,983.

•Matching RSUs that were granted in August 2018: Mr. Lacko—$148,489; Mr. Bakken—$46,395; Mr. Kapadia—$148,489; and Mr. Lain—$29,989.

•RSUs to acquire 5,361 shares that were granted to Mr. Kapadia in June 2019 in connection with the successful completion of a key technology initiative related to a mobile application and a new partnership —$99,983.

The grant date fair values for stock awards for the fiscal year ended June 30, 2018 include:

•PSUs that were granted in October 2017: Mr. Lacko—$276,863; Mr. Bakken—$346,079; and Mr. Lain—$276,863. The grant date fair values of these awards assumed that the target level achievement would be attained. If the grant date fair values had been calculated assuming the maximum level of achievement, the grant date fair values would have been: Mr. Lacko—$553,726; Mr. Bakken—$692,158; and Mr. Lain—$553,726.

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The grant date fair values for stock awards for the fiscal year ended June 30, 2017 include:

•PSUs that were granted in August 2016: Mr. Bakken—$239,999; and Mr. Lain—$239,999. The grant date fair values of these awards assumed that the target level achievement would be attained. If the grant date fair values had been calculated assuming the maximum level of achievement, the grant date fair values would have been: Mr. Bakken—$479,998; and Mr. Lain—$479,998.

•A special sign-on grant of SARs and RSUs made to Mr. Sawyer in April 2017 valued at $3,680,000 and $730,044, respectively; these awards cliff vest after two years. In the case of the RSUs, they are also subject to the satisfaction of performance goals related to the Company’s stock price, which was satisfied in April 2019. Furthermore, the SARs will not become exercisable and the RSUs will not be settled until the third anniversary of the date of grant, and the SARs will be exercisable until the tenth anniversary of the date of grant.

4Amounts for fiscal 2019 represent amounts earned pursuant to AIC awards under the Short Term Plan.

5Amounts represent the change in the present value of benefits under the pension plans. Mr. Bakken is the only NEO eligible for such plans. The pension value for Mr. Bakken decreased by $54,403 and $6,843 in fiscal 2018 and 2017, respectively.

6The following table sets forth All Other Compensation amounts by type:

Name	Company Match and Profit- Sharing Contribution[a] ($)	Moving / Travel Expenses[b] ($)	Total All Other Compensation[c] ($)
Hugh E. Sawyer	—	22,058	26,946
Andrew H. Lacko	—	—	12,934
Eric A. Bakken	24,506	—	33,812
Chad Kapadia	5,469	—	13,040
Jim B. Lain	2,000	—	9,442

aThe Company matches our NEOs’ contributions into our retirement savings plans up to $25,000 per calendar year. Amounts greater than $25,000 are due to the difference between calendar and fiscal year compensation.

bMr. Sawyer is entitled to reimbursement of temporary housing expenses for 18 months from his start date of April 17, 2017, up to $175,000 in total, pursuant to his employment agreement. Any unspent portion will be paid to him if he remains employed after 18 months.

cTotal All Other Compensation for Mr. Sawyer, Mr. Lacko, Mr. Bakken, Mr. Kapadia and Mr. Lain; also includes $4,888, $12,934, $9,306, $7,571 and $7,442 of perquisites, respectively, which primarily relate to medical benefits, including the reimbursement of co-pay and other out-of-pocket expenses.

7Mr. Lacko’s employment commenced July 1, 2017.

8Mr. Kapadia’s employment commenced June 18, 2018.

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Executive Compensation Tables

Grants of Plan-Based Awards in 2019

The following table sets forth certain information concerning plan-based awards granted to the Named Executive Officers during the fiscal year ended June 30, 2019. No options were granted, repriced or materially modified during the fiscal year.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Possible Payouts Under Equity Incentive Plan Awards[2]
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target[3] (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units[2] (#)	Grant Date Fair Value of Stock & Option Awards[4] ($)
Hugh E. Sawyer			546,250	1,092,500	2,185,000
	8/31/2018	8/14/2018				—	319,074	—		4,313,880
	8/31/2018	8/14/2018							106,358	2,274,998
Andrew H. Lacko			148,500	297,000	594,000
	8/31/2018	8/14/2018				—	49,088	—		663,670
	8/31/2018	8/14/2018							23,304	498,473
Eric A. Bakken			185,625	371,250	742,500
	8/31/2018	8/14/2018				—	61,360	—		829,587
	8/31/2018	8/14/2018							22,622	483,885
Chad Kapadia			148,500	297,000	594,000
	8/31/2018	8/14/2018				—	49,088	—		663,670
	8/31/2018	8/14/2018							23,304	498,473
	6/05/2019	5/30/2019							5,361[5]	99,983
Jim B. Lain			120,000	240,000	480,000
	8/31/2018	8/14/2018				—	49,088	—		663,670
	8/31/2018	8/14/2018							17,764	379,972

1These amounts represent the threshold, target, and maximum non-equity incentive (bonus) amounts that could have been earned by our executives for fiscal 2019 under the Short Term Plan, as described under “Annual Incentive Decisions for Fiscal 2019” in the CD&A. Based on fiscal 2019 results, the non-equity incentive awards paid out at percentages ranging from 55.3% to 99.0% of target as described in “Annual Incentive Decision for Fiscal 2019” in the CD&A.

2Annual grants for the fiscal year ended June 30, 2019 include:

•RSUs that were granted in August 2018: Mr. Sawyer—106,358; Mr. Lacko—16,362; Mr. Bakken—20,453; Mr. Kapadia—16,362; and Mr. Lain—16,362. These awards cliff vest on the third anniversary of the grant date.

•Matching RSUs that were granted in August 2018: Mr. Lacko—6,942; Mr. Bakken—2,169; Mr. Kapadia—6,942; and Mr. Lain—1,402. These awards cliff vest on the fifth anniversary of the grant date.

3These amounts represent the number of PSUs that were available to our executives with respect to the fiscal 2019 PSU awards for the performance period ending June 30, 2021 as described under “Long-Term Incentive Decisions for Fiscal 2019” in the CD&A. These awards will vest on the fifth anniversary of the grant date if the participant is still employed by the Company and the performance goal has been achieved.

4Amounts are computed in accordance with FASB ASC Topic 718.

5Represents an award of RSUs to acquire 5,361 shares that was granted to Mr. Kapadia in June 2019 in connection with the successful completion of a key technology initiative related to a mobile application and a new partnership. This award will cliff vest on the third anniversary of the grant date.

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Summary of Terms of Equity Awards

The terms of the equity awards granted as part of the long-term incentives for fiscal 2019 are summarized below:

•Performance Stock Units—PSUs are grants of restricted stock units that are earned based on the achievement of the performance goal(s) established by the Committee. The fiscal 2019 PSUs have a three-year performance period with performance assessed as of July 1, 2021, and will vest on the fifth anniversary of the grant date if the participant is still employed by the Company and the performance goal has been achieved, as described above in the CD&A under “Long-Term Incentive Decisions for Fiscal 2019.” The PSUs earn dividend equivalents, but have no voting rights. The PSUs are also subject to the Company’s clawback policy.

In the event of a termination of employment, unvested PSUs are generally forfeited; provided, however:

•If a participant’s employment is terminated (i) without Cause (as defined in the 2016 Long Term Plan) or for Good Reason (as defined in the award agreement), in each case within 12 months following a Change in Control (as defined in the award agreement), (ii) due to death or disability or (iii) without Cause by the Company after the one year anniversary of the Grant Date and the Board does not intend to fill the participant’s position at the Company with another person, then if the termination occurs (a) prior to the end of the performance period a pro-rated amount of the fiscal 2019 PSUs will vest or (b) on or after the end of the performance period but prior to the fifth anniversary of the grant date and the performance goal is achieved, 100% of the fiscal 2019 PSUs will vest. Clause (iii) does not apply to Mr. Sawyer.

•If the performance goal is achieved and a participant’s employment is terminated on or after the third anniversary of the grant date due to (i) the participant’s retirement (which is defined to mean termination at age 62 or after age 55 with 15 years or more of continuous service), or (ii) termination without Cause by the Company then, if the termination occurs (a) on or after the third anniversary of the grant date but before the fourth anniversary of the grant date, 60% of the fiscal 2019 PSUs will vest and (b) on or after the fourth anniversary of the grant date but before the fifth anniversary of the grant date, 80% of the fiscal 2019 PSUs will vest. This termination event trigger does not apply to Mr. Sawyer.

•If a participant’s employment is terminated without Cause by the Company or for Good Reason both (i) after the one year anniversary of the Grant Date and (ii) following the appointment of a successor or interim successor to Mr. Sawyer, then a greater than pro rata portion of the fiscal 2019 PSUs will vest in accordance with the formula set forth in the award agreement. This termination event trigger does not apply to Mr. Sawyer.

The terms of Mr. Sawyer’s fiscal 2019 PSUs are substantially similar to those granted to our other NEOs, provided that in the event the performance condition is achieved and he is terminated by the Company without Cause (i) on or after April 17, 2020 but before the third anniversary of the grant date, a pro-rated amount of the fiscal 2019 PSUs will vest, (ii) on or after the third anniversary of the grant date but before the fourth anniversary of the grant date, 60% of the fiscal 2019 PSUs will vest and (b) on or after the fourth anniversary of the grant date but before the fifth anniversary of the grant date, 80% of the fiscal 2019 PSUs will vest. Mr. Sawyer’s vesting under the applicable termination event triggers will not occur until the performance goal is achieved and the later of (A) the first to occur of (1) a Change in Control and (2) July 1, 2021 and (B) the date of his termination.

•Restricted Stock Units—The fiscal 2019 RSUs cliff vest on the third anniversary of the grant date if the participant is still employed by the Company. The RSUs earn dividend equivalents, but have no voting rights. The RSUs are also subject to the Company’s clawback policy.

In the event of a termination of employment, unvested RSUs are generally forfeited; provided, however:

•If a participant’s employment is terminated (i) without Cause (as defined in the 2016 Long Term Plan) or for Good Reason (as defined in the award agreement), in each case within 12 months following a Change in Control (as defined in the award agreement), (ii) due to death or disability or (iii) without Cause by the Company after the one year anniversary of the grant date and the Board does not intend to fill the participant’s position at the Company with another person, then a pro-rated amount of the fiscal 2019 RSUs will vest.

•If a participant’s employment is terminated without Cause by the Company or for Good Reason both (i) after the one year anniversary of the grant date and (ii) following the appointment of a successor or interim successor to Mr. Sawyer, then a greater than pro rata portion of the fiscal 2019 RSUs will vest in accordance with the formula set forth in the award agreement.

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Executive Compensation Tables

The terms of Mr. Sawyer’s fiscal 2019 RSUs are substantially similar to those granted to our other NEOs provided that if his employment is terminated (i) without Cause (as defined in the 2016 Long Term Plan) or for Good Reason (as defined in the award agreement), in each case within 12 months following a Change in Control (as defined in the award agreement) (ii) due to death or disability or (iii) without Cause by the Company after the Initial Term (as defined in his employment agreement), then a pro-rated amount of the fiscal 2019 RSUs will vest.

Matching Share Program – Restricted Stock Units

Executives who elected to participate in our recently adopted matching share program by contributing 25% to 50% of their target fiscal 2018 bonus, net of normalized tax withholding, to purchase shares of our common stock, received a matching RSU grant valued at up to 100% of their contribution. These matching RSUs are subject to a five-year continued service and cliff vesting conditions and participants are also required to hold their underlying purchased shares for the same five-year period. The matching RSUs earn dividend equivalents, but have no voting rights. If an executive contributed 25% of his or her target fiscal 2018 bonus, net of normalized tax withholding, to purchase shares of our common stock, he or she received a matching RSU grant valued at 50% of his or her contribution, while a contribution of 50% of his or her target fiscal 2018 bonus resulted in a matching RSU grant valued at 100% of his or her contribution.

If a participant’s employment is terminated (i) without Cause (as defined in the 2018 Long Term Incentive Plan) or for Good Reason (as defined in the award agreement), in each case within 12 months following a Change in Control (as defined in the 2018 Long Term Incentive Plan) or (ii) due to death or disability, if the termination occurs (a) prior to the third anniversary of the grant date, a pro-rated amount of the matching RSUs will vest or (b) on or after the third anniversary of the grant date, 100% of the matching RSUs will vest.

If a participant’s employment is terminated on or after the second anniversary of the grant date due to (i) the participant’s retirement (which is defined to mean termination at age 62 or after age 55 with 15 years or more of continuous service) or (ii) termination without Cause by the Company, then a pro-rated amount of the matching RSUs will vest.

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Outstanding Equity Awards at 2019 Fiscal Year-End

The following table sets forth certain information concerning outstanding equity awards held by the Named Executive Officers at June 30, 2019.

	Option Awards			Stock Awards[1]
Name	Number of Securities underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date[2]	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested[3] ($)
Hugh E. Sawyer	—	1,000,000[4]	11.15	4/17/2027
					106,358[5]	1,765,543
							319,074[6]	5,296,628
Andrew H. Lacko	—	—	—	—
					22,718[7]	563,667
					8,031[8]	199,274
					16,362[5]	271,609
					6,942[9]	115,237
							18,072[10]	298,911
							49,088[6]	814,861
Eric A. Bakken	4,200	—	18.90	4/29/2020
	4,200	—	16.60	4/28/2021
	22,250	—	18.01	8/31/2022
	26,578	—	15.78	8/30/2023
	23,916	—	15.11	8/29/2024
	45,584	—	10.84	8/31/2025
					4,242[11]	70,417
					10,039[8]	166,647
					20,453[5]	339,520
					2,169[9]	36,005
							22,590[10]	374,994
							61,360[6]	1,018,576
Chad Kapadia	—	—	—	—
					3,241[12]	53,801
					16,362[5]	271,609
					6,942[9]	115,237
					5,361[13]	88,993
							12,772[14]	203,715
							49,088[6]	814,861

Jim B. Lain	4,346	—	15.50	11/11/2023
	20,926	—	15.11	8/29/2024
	39,886	—	10.84	8/31/2025
					4,242[11]	70,417
					8,031[8]	133,315
					16,362[5]	271,609
					1,402[9]	23,273
							18,072[10]	299,995
							49,088[6]	814,861

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1Stock award numbers include accrued dividend equivalents where applicable.

2All awards of stock options and SARs expire ten years after the date of grant or in the case of retirement, voluntary termination, or dismissal without cause, 90 days after the termination.

3Value based on a share price of $16.60, which was the last reported sale price for a share of our common stock on the NYSE on June 28, 2019.

4Award vested in full on April 17, 2019 but will not become exercisable until April 17, 2020.

5Award cliff vests on the third anniversary of the date of grant, which was August 31, 2018.

6Amounts presented represent the number of shares that may be earned during the performance period ended June 30, 2021 with respect to the performance units granted on August 31, 2018. If the units are earned, they will be subject to an additional two-year service-based vesting requirement which will expire on August 31, 2023.

7Award vests as to 33% of the shares covered by the award on each of the first three anniversaries of the date of grant, which was July 1, 2017.

8Award vests as to 33% of the shares covered by the award on each of the first three anniversaries of the date of grant, which was August 31, 2017.

9Award cliff vests on the fifth anniversary of the date of grant, which was August 31, 2018.

10Amounts presented represent the target number of shares that may be earned during the performance period ending June 30, 2020 with respect to the performance units granted on October 17, 2017.

11Award vests as to 33% of the shares covered by the award on each of the first three anniversaries of the date of grant, which was August 31, 2016.

12Award vests as to 33% of the shares covered by the award on each of the first three anniversaries of the date of grant, which was June 18, 2018.

13Award cliff vests on the third anniversary of the date of grant, which was June 5, 2019.

14Amounts presented represent the target number of shares that may be earned during the performance period ending June 30, 2020 with respect to the performance units granted on June 18, 2018.

2019 Option Exercises and Stock Vested

The following table sets forth certain information concerning SARs exercised and stock vested during fiscal 2019 for the Named Executive Officers:

	Option Awards		Stock Awards[1]
Name	Number of Shares Acquired on Exercise[2](#)	Value Realized on Exercise[1]($)	Number of Shares Acquired on Vesting[2](#)	Value Realized on Vesting[1]($)
Hugh E. Sawyer	—	—	89,686[3]	1,773,989
Andrew H. Lacko	—	—	15,378	273,835
Eric A. Bakken	—	—	68,186	1,327,521
Chad Kapadia	—	—	1,621	29,648
Jim B. Lain	2,173	5,041	100,718	1,899,819

1Value realized on exercise is calculated as the difference between the market value of our common stock on the respective exercise date(s) and the exercise price of the option(s) on a pre-tax basis. Value realized on vesting is the market value of our common stock on the vesting date multiplied by the number of shares acquired, before taxes.

2The number of shares acquired on exercise or vesting of stock awards includes shares that were forfeited for withholding tax obligations. The number of shares forfeited for each Named Executive Officer is reported below:

Name	Number of Shares Used to Pay Taxes on Exercised or Vested Awards (#)
Hugh E. Sawyer	—
Andrew H. Lacko	5,260
Eric A. Bakken	34,181
Chad Kapadia	561
Jim B. Lain	49,737

3Award vested on April 17, 2019 upon achieving certain stock price conditions but does not settle until April 17, 2020.

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Summary of Executive Agreements

Employment Agreements

We are party to an employment agreement with each of our NEOs, except for Messrs. Lacko and Kapadia. The key provisions of the employment agreements are summarized below.

NEOs Currently Employed

Name	Date of Employment Agreement	Base Salary as of June 30, 2019 ($)	FY19 Target Annual Incentive Award (% of Base Salary)
Hugh E. Sawyer	4/17/2017	950,000	115
Andrew H. Lacko[1]	N/A	495,000	60
Eric A. Bakken	8/31/2012	495,000	75
Chad Kapadia	N/A	495,000	60
Jim B. Lain	11/11/2013	400,000	60

1Messrs. Lacko and Kapadia are not parties to employment agreements with the Company.

Ongoing Compensation

Base Salary—Each NEO receives an annual base salary in the amount set forth above. The base salary amounts are reviewed annually by the Committee and subject to adjustment.

Bonus—Each NEO is eligible for an annual incentive award. The annual incentive award is set as a percentage of the NEO’s then-current base salary for achievement of target performance, but the actual payout may be less than or greater than such amount for actual performance that is less than or greater than target, respectively.

Long-Term Incentives—Each NEO is entitled to participate in the Company’s long-term equity incentive program on the same basis as the Company’s other executive officers, with the value of the awards being set annually by the Committee.

Life Insurance and Other Benefits—During the term of their employment, each NEO is entitled to life insurance and health and welfare benefits offered to other headquarters employees; provided that Mr. Sawyer has agreed not to participate in the employee stock purchase plan.

Termination of Employment Payments, Benefits and Other Obligations—The following section separately addresses benefits provided to the NEOs upon death or disability, termination without Cause or for Good Reason, termination for Cause or without Good Reason and termination after a Change in Control pursuant to employment agreements and applicable severance programs for Messrs. Sawyer, Bakken and Lain. The severance payments described below are contingent upon the NEO signing and not rescinding a release and complying with certain non-competition and non-solicitation provisions.

•Death or Disability. Each NEO is entitled to his or her accrued compensation and obligations, including a pro rata bonus for the year of termination.

•Dismissal without Cause or Resignation for Good Reason (Prior to or More than Twenty-Four Months Following a Change in Control). If an NEO is terminated without Cause or if he or she terminates for Good Reason, the NEO will receive an amount equal to one times (two times in the case of Mr. Sawyer if the triggering event occurs prior to April 17, 2020) his or her annual base salary plus a pro-rated portion of any bonus he or she would have earned for the year of termination (based on actual performance), plus 12 months (18 months in the case of Mr. Sawyer if the triggering event occurs prior to April 17, 2020) of benefits continuation coverage.

•Dismissal without Cause or Resignation for Good Reason in Connection with a Change in Control. If an NEO’s employment is terminated without Cause or if he terminates for Good Reason within 24 months following a change of control, then he will instead receive an amount equal to two times base salary plus two times the target annual bonus for the year of termination, as well as 18 months of benefits continuation payments, subject to reduction pursuant to the “best of net” provisions in Mr. Bakken’s employment agreement. For Mr. Sawyer, the severance amount is the same as for any dismissal without Cause.

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•Dismissal for Cause or Resignation without Good Reason. The NEOs are entitled to accrued compensation and obligations where dismissal is for Cause or resignation is without Good Reason. In the event of a termination of employment for Cause or resignation without Good Reason, severance benefits would not be payable.

Provision for Offset of Severance—The agreements provide that severance payments will be paid over the course of the severance period and offset by any compensation an NEO receives from other substantially full-time employment during the severance period. However, the Committee modified these provisions during fiscal 2017 to provide that severance will be paid in a lump sum and not offset by non-competitive employment. See “Changes to Severance Program” in the CD&A. The severance payments are also contingent upon signing and not rescinding a release and complying with certain non-competition and non-solicitation provisions.

Restrictive Covenants—The NEOs are subject to restrictive covenants prohibiting the disclosure or use of confidential information, along with two-year covenants regarding non-competition and non-solicitation of employees. Our remedies for violation of restrictive covenants include injunctive relief and forfeiture of severance benefits.

Mandatory Arbitration—Disputes arising under the employment agreements are to be resolved by binding arbitration.

Sign-On, Relocation and Related Benefits

When executive officers join our Company, from time to time we have agreed to sign-on incentives and relocation benefits that are not part of their ongoing compensation to incentivize them to leave their former employers and join our Company. Specifically, these benefits to the NEOs include:

Sign-On Incentives—When he joined our Company in April 2017, Mr. Sawyer received a sign-on bonus equal to $585,000, subject to a one-year clawback, and initial equity awards with an aggregate value of $5.0 million, comprised of $4.0 million of stock-settled SARs and $1.0 million of RSUs. When he joined our Company in July 2017, Mr. Lacko received a sign-on bonus equal to $125,000 and initial equity awards with an aggregate value of $350,000, comprised of RSUs valued on July 1, 2017. When he joined the Company in June 2018, Mr. Kapadia received a sign-on bonus equal to $75,000 and initial equity awards with an aggregate value of $350,000, comprised of $262,500 of PSUs and $37,500 of RSUs. See below for further detail about these awards.

Relocation Expenses—We agreed to reimburse Mr. Sawyer up to $175,000 for temporary housing expenses for 18 months and to pay him any unspent portion if he remains employed after 18 months. We agreed to reimburse Mr. Lacko up to $50,000 in moving costs and up to $50,000 in real estate commissions if he sold his home within the first year of employment.

Historical Retirement and Life Insurance Benefits

Retirement Benefits—Pursuant to certain grandfathered provisions of his employment agreement, upon retirement (at or after age 65), Mr. Bakken is entitled to receive a lump sum cash payment equal to the present value of a hypothetical annuity of monthly payments that are equal to the greater of $5,000 or 40% of his respective five-year average monthly compensation for the five-year period ending June 30, 2012 (i.e., July 1, 2007 through June 30, 2012), excluding bonuses (subject to a 20-year vesting schedule), to be paid for 240 months. Mr. Bakken’s agreement provides he will be entitled to the fully vested benefit if his employment is terminated without Cause or if he terminates for Good Reason at any time, and his agreement provides he will be entitled to the fully vested benefit if his employment terminates for any reason other than for Cause within two years of a Change in Control. Additionally, upon any termination following a Change in Control (except for Cause), he receives (i) the same retirement benefits described below, except that the lump sum is equal to the sum of the payments due, determined as if he is fully vested, and (ii) a lump sum payment of any unpaid amounts described below under “Life Insurance.”

Under this arrangement, an executive officer has the option to elect to receive his or her retirement benefit in the form of 240 monthly payments rather than the lump sum, provided that such election is made in accordance with the requirements described in his or her employment agreement and consistent with Code Section 409A. In addition to the possibility for reduction based on (i) the vesting schedule and/or (ii) the present value discount for a lump sum payment, an executive’s retirement benefit is subject to further discount if paid prior to age 65 (an “Early Retirement”). If payment is made in

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connection with an Early Retirement, the hypothetical annuity of 240 monthly payments is discounted by first calculating the benefit as an annuity starting at age 65, and then converting it to an immediate commencement annuity using the yield to maturity of 30-year U.S. Treasury Notes as of June 30, 2012 (2.76%).

If an executive officer dies before receiving full payment of his or her retirement benefit, payment will be made in a lump sum or monthly payments will continue, as applicable, to his or her designated beneficiary (or his or her estate). If an executive officer becomes disabled, he or she will receive monthly payments beginning six months after his or her disability begins and continuing until the earlier of his or her death or attainment of age 65, or until he or she ceases to be disabled, in an amount equal to his or her monthly benefit. At death or attainment of age 65, he or she (or his or her beneficiary) will receive the benefit described above under “Retirement Benefits.” No retirement benefits are payable in the event of termination of employment for Cause.

Under the amended and restated employment agreement signed by Mr. Bakken effective August 31, 2012, we froze vesting in his retirement benefits as of June 30, 2012, subject to the continued right to full acceleration in the event of termination without Cause or termination for Good Reason, as described above. As indicated, we also limited the calculation of the monthly benefit to his five-year average monthly base salary as of June 30, 2012.

Of our NEOs, only Mr. Bakken is eligible for this benefit.

Life Insurance—We agreed to pay premiums for a total of ten years on the existing policies insuring the lives of certain of our executive officers who were entitled to such benefits and were employed by the Company as of June 30, 2012. As of June 30, 2019, we have made all of the payments that we had agreed to pay on Mr. Bakken’s policies. As of June 30, 2019, the aggregate face amount of Mr. Bakken’s policies is approximately $3.2 million.

Compensatory Arrangements with Mr. Sawyer

In April 2017, the Board appointed Mr. Sawyer as President and CEO. In connection with his appointment, the Company entered into an employment agreement with Mr. Sawyer with an initial term of three years, and thereafter renewing annually. He is entitled to an annual base salary of $950,000 and a target annual incentive opportunity of 115% of his annual base salary. He also received a sign-on bonus of $585,000 to compensate him for forfeited compensation from his former employer (furthermore, a pro-rated portion of this bonus must be repaid if he terminates employment under certain circumstances). The Company also agreed to reimburse Mr. Sawyer up to $175,000 for temporary housing expenses for 18 months and to pay him any unspent portion if he remains employed after 18 months.

	Fiscal 2017 ($)	Fiscal 2018 ($)	Fiscal 2019 ($)	Fiscal 2020 ($)
Base Salary[1]	950,000	950,000	950,000	950,000
Annual Incentive Target[1]	—	1,092,500	1,092,500	—[3]
Long-Term Equity Incentive	—	—	9,100,000[2]	—
Sign-On Bonus	585,000	—	—	—
Initial Equity Awards	5,000,000	—	—	—

1May be increased in the Committee’s discretion.

2Amount of fiscal 2019 long-term equity incentive reflects the grant of a single, larger equity award at the outset of a five-year period as described above under “Summary of the Fiscal 2019 Pay Plan.”

3Mr. Sawyer has indicated his intention to forego any cash annual incentive award for fiscal 2020 related to the Short Term Plan.

In addition, the Committee approved sign-on equity awards to Mr. Sawyer with an aggregate value of $5.0 million, comprised of approximately $4.0 million of stock-settled SARs and $1.0 million of performance-contingent RSUs. Mr. Sawyer’s initial equity awards were scheduled to vest on the second anniversary of the date of grant subject to his continued service through that date, and in the case of his RSUs, also subject to the satisfaction of performance goals related to the Company’s stock price, which goals were attained in April 2019, at which time the RSUs vested. However, his SARs will not become exercisable and his RSUs will not be settled until the third anniversary of the date of grant, and his SARs will be exercisable until the tenth anniversary of the date of grant. Mr. Sawyer did not receive an additional equity grant when the Company made its fiscal 2018 annual equity grants in August 2017. Commencing August 2018 (for fiscal 2019), Mr. Sawyer was eligible to receive annual equity grants commensurate with his position.

The Committee designed Mr. Sawyer’s compensation to be strongly performance-based, both upon hire and on an ongoing basis, with 76% of his compensation at hire and approximately 80% in future years tied to the Company’s performance.

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Executive Compensation Tables

Compensatory Arrangements with Mr. Lacko

In June 2017, the Board appointed Mr. Lacko as Executive Vice President and Chief Financial Officer, effective July 1, 2017. He is entitled to an annual base salary of $495,000, a target annual incentive opportunity of 60% of his annual base salary, and annual target long-term incentives valued at $400,000 (with annual grants beginning in fiscal 2018). In addition, he received a sign-on bonus of $125,000, a sign-on equity award of restricted stock units valued at $350,000, reimbursement of moving expenses up to $50,000, and reimbursement of the real estate commissions in connection with the sale of his home of up to $50,000 if he sells his home within the first year of his employment with the Company, which were paid in fiscal 2018.

Mr. Lacko’s initial RSU award will vest as to one-third of the shares on each of the first three anniversaries of the date of grant in accordance with the general terms of the RSU awards the Company grants to employees as part of their annual long-term incentive awards. The RSUs were granted pursuant to the employment inducement exception of the NYSE rules.

Compensatory Arrangements with Mr. Kapadia

In June 2018, the Board appointed Mr. Kapadia as Executive Vice President and Chief Technology Officer, effective June 18, 2018. He is entitled to an annual base salary of $495,000 and a target annual incentive opportunity of 60% of his annual base salary. He received a sign-on bonus of $75,000 and a sign-on equity award valued at $350,000, comprised of $262,500 of PSUs and $37,500 of RSUs with terms consistent with the Company’s form of PSU and RSU awards at the time of grant.

Definitions Under Executive Agreements

Certain of the terms used in the executive agreements as in effect at the end of fiscal 2019 are defined below:

Cause—Acts resulting in a felony conviction that is materially detrimental to the financial interests of the Company; willful nonperformance by the executive of his material employment duties (other than by reason of physical or mental incapacity) after reasonable notice to the executive and reasonable opportunity (not less than 30 days) to cease such non-performance; or willful engagement in fraud or gross misconduct that is materially detrimental to the financial interests of the Company.

Change in Control—A person is or becomes the beneficial owner of 20% or more of the outstanding common stock or outstanding voting securities of the Company; consummation of a merger or consolidation of the Company, a statutory share exchange or an acquisition of all or substantially all of the Company’s assets unless the beneficial owners of the Company’s outstanding voting securities immediately prior to the transaction beneficially own more than 50% of the voting power of the outstanding voting securities of the surviving entity in substantially the same proportions; or the incumbent directors cease to constitute at least a majority of the Board. Furthermore, in August 2014, the Board adopted an amendment providing that a Change in Control does not occur if a person becomes the beneficial owner of 20% or more of the outstanding common stock or outstanding voting securities of the Company solely as the result of a change in the aggregate number of shares of outstanding common stock or outstanding voting securities since the last date on which such person acquired beneficial ownership of any shares of common stock or voting securities. Beginning with the Company’s fiscal 2019 equity awards, the Change in Control beneficial ownership triggering percentage described above has been increased from 20% to 49%.

Good Reason—Any adverse alteration in the executive’s reporting responsibilities, titles or offices (or, in the case of Mr. Sawyer, a material diminution of his authority, duties or responsibilities); a material reduction of the executive’s base salary (or, in the case of Mr. Sawyer, any reduction in his base salary or target annual incentive percentage); failure by the Company to continue any compensation plan, bonus or incentive plan; material breach of the agreement by the Company; requirement that the executive’s principal place of employment be relocated by more than 30 miles from the Company’s current address (other than for Mr. Sawyer); or the Company’s failure to obtain an agreement from any successor entity to assume the Company’s obligations under the agreement.

Disability—Physical or mental disability or health impairment that prevents the effective performance by the executive of his duties on a full-time basis.

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Retirement Plans and Arrangements

We currently provide the Named Executive Officers the option to participate in two Company-sponsored retirement savings plans: the Executive Retirement Savings Plan, a nonqualified deferred compensation plan, and the Regis Individual Secured Retirement Plan (the “RiSRP”), an employee welfare benefit plan, which was added in fiscal 2016 as a post-tax retirement savings option.

Elections to defer compensation under the Executive Retirement Savings Plan are made annually, prior to the beginning of the year in which the deferred compensation is earned. Executives may defer up to 100% of their annual compensation, including annual incentive, on a pre-tax basis. Beginning with elections made in fiscal 2016, in-service distributions must be deferred for a minimum of two years. Employer contributions under the Executive Retirement Savings Plan for our Named Executive Officers include a 25% match on up to a maximum of $100,000 in deferred compensation (i.e., $25,000) and a discretionary annual profit sharing contribution (each on a calendar-year basis). We deposit the deferred amounts and employer contributions into a trust for the benefit of plan participants. In accordance with tax laws, the assets of the trust are subject to claims of the Company’s creditors. Participant account balances are deemed invested as the executive directs, from time to time, among the investment alternatives offered. Subject to compliance with plan terms and applicable tax requirements (including, without limitation, Code Section 409A), executives may elect the distribution date for their plan accounts.

Under the RiSRP, participants may elect to contribute amounts from payroll, up to 100% of their annual compensation, including annual incentive, on an after-tax basis. Employee contributions under the RiSRP for our NEOs include the same match opportunity as the Executive Retirement Savings Plan, and if an NEO is participating in both plans, their aggregate match is capped at $25,000. Participants may also make contributions outside of payroll deductions, but these are not eligible for employer match. Participant contributions and employer matching contributions are deposited in participant-owned life insurance policies. These insurance policies are not subject to claims of the Company’s creditors. Each participant’s account balances under the life insurance policy is invested as the participant directs, from time to time, among the investment alternatives available under the insurance policy.

Pension Benefits in 2019

The following table sets forth certain information concerning pension benefits for the Named Executive Officers for fiscal 2019:

Name[1]	Age at June 30, 2019	Plan Name[2]	Number of Years of Credited Service[3] (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Eric A. Bakken	52	Employment Agreement	25.5	1,098,790	—

1Mr. Bakken is the only NEO eligible for the Company’s pension benefits program, as it was frozen prior to the commencement of employment of all our other NEOs.

2Retirement benefits provided under the applicable employment agreement for each Named Executive Officer are described above under “Summary of Executive Agreements.”

3The number of years of credited service shown for Mr. Bakken represents his actual years of service; however, for purposes of determining the value of their accumulated benefit, his years of credited service was frozen at 18.5.

4The present value of pension benefits for Mr. Bakken is calculated based on the following assumptions: (i) freezing of the pension benefits as described above under “Summary of Executive Agreements—Retirement Plans and Arrangements,” (ii) expected retirement age of the later of (A) June 30, 2019 or (B) age 65, which is the earliest time a participant may retire without any benefit reduction due to age, and (iii) discount rate of 3.02%.

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Executive Compensation Tables

Nonqualified Deferred Compensation for 2019

The following table sets forth certain information concerning nonqualified deferred compensation under our Executive Retirement Savings Plan for the NEOs for fiscal 2019:

Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY1 ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE[2] ($)
Hugh E. Sawyer	1,773,989[3]	—	(285,201)[4]	—	1,488,788
Andrew H. Lacko	—	—	—	—	—
Eric A. Bakken	101,975	24,506	12,104	(124,553)	351,304
Chad Kapadia	21,875	5,469	2,036	—	—
Jim B. Lain	8,000	2,000	—	—	15,000

1The Company matches deferred compensation contributions to our Executive Retirement Savings Plan at a rate of 25% of the amount contributed by the participant, up to $25,000 per calendar year. Amounts exceeding $25,000 are due to timing differences between the calendar and fiscal year. Mr. Sawyer did not defer any compensation in fiscal 2019 under our Executive Retirement Savings Plan. For Mr. Sawyer, this value represents the value of his inducement award of restricted stock units that vested upon achieving certain stock price conditions on April 17, 2019. Delivery of the underlying shares is deferred until April 17, 2020. The number of underlying shares is also shown in the Options Exercised and Stock Vested Table. For Messrs. Bakken, Kapadia and Lain, executive contributions were made under the Executive Retirement Savings Plan.

2The following amounts of contributions and earnings reflected in the table above have been reported in the current year or prior years’ Summary Compensation Tables as follows:

		Current Year Summary Compensation Table
Name	Total Amount Reported in Current or Prior Summary Compensation Tables ($)	Salary ($)	Non-Equity Incentive Plan ($)	Above-Market Earnings ($)	Company Match and Profit-Sharing Contribution in All Other Compensation ($)
Hugh E. Sawyer	730,044	—	—	—	—
Andrew H. Lacko	—	—	—	—	—
Eric A. Bakken	365,336	101,975	—	—	24,506
Chad Kapadia	27,344	21,875	—	—	5,469
Jim B. Lain	25,000	8,000	—	—	2,000

3Reflects value of restricted stock units that vested in fiscal 2019 that will not be settled until fiscal 2021.

4Amount is calculated based on the closing price of the Company’s common stock on June 28, 2019.

The measurement funds available under the Executive Retirement Savings Plan include the Company’s common stock and selected mutual funds, which are the same measurement funds available for employees generally with respect to investment of their funds in the Company’s qualified 401(k) plan. Participants in the plan may change their investments in the various measurement funds at any time.

Contributions made to the RiSRP on behalf of the NEOs are not included in the table above as this plan is an after-tax nonqualified retirement plan that does not provide for a deferral of compensation.

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Potential Payments Upon Termination or Change in Control

The tables that follow describe potential payments and benefits provided to our NEOs or their beneficiaries under the employment agreements, plans and arrangements in existence at June 30, 2019 under various scenarios involving a termination of employment and/or a change in control, and assuming that the termination or change in control event(s) occurred on June 30, 2019. The agreements are described in more detail under “Summary of Executive Agreements.”

The following presentation has been keyed to the following events upon which an NEO or their beneficiaries would be entitled to a payment or benefit:

•Voluntary termination or involuntary termination not related to a change in control; •Termination due to death; •Termination due to disability;	•A change in control not involving an employment termination; and •Involuntary termination within twenty-four months after a change in control.

Unless otherwise specified, an “involuntary termination” for these purposes includes a termination by the Company without “Cause” or by NEO for “Good Reason,” but does not include a termination for “Cause.” A “voluntary termination” refers to a termination by the NEO other than for “Good Reason.” “Cause” and “Good Reason” for these purposes have the meanings described above under “Definitions under Executive Agreements.”

2019 Proxy Statement | 49

Executive Compensation Tables

Potential Payments to NEOs Currently Employed

		Not Related to Change in Control				After a Change in Control
Name[1]	Type of Payment or Benefit	Voluntary Termination ($)	Involuntary Termination[2] ($)	Death ($)	Disability ($)	Not Involving a Termination of Employment ($)	Involuntary Termination[3] ($)
Hugh E. Sawyer	Severance	—	2,719,375	—	—	—	2,719,375
	Lump Sum Payment[4]	—	100,000	—	—	—	100,000
	Medical and Dental Insurance Benefits[5]	—	21,757	—	—	—	21,757
	Accelerated Vesting of Equity[6,7]	—	6,938,788	7,429,216	7,429,216	6,938,788	7,429,216
	Total	—	9,779,920	7,429,216	7,429,216	6,938,788	10,270,348
Andrew H. Lacko[8]	Severance	—	—	—	—	—	—
	Lump Sum Payment[4]	—	200,000	—	—	—	200,000
	Medical and Dental Insurance Benefits[5]	—	—	—	—	—	—
	Accelerated Vesting of Equity[7]	—	—	817,834	817,834	710,376	817,834
	Total	—	200,000	817,834	817,834	710,376	1,017,834
Eric A. Bakken	Severance	—	773,438	—	—	—	1,732,500
	Lump Sum Payment[4]	—	250,000	—	—	—	250,000
	Medical and Dental Insurance Benefits[5]	—	18,321	—	—	—	27,482
	Retirement Benefits[9]	1,130,703	1,330,239	1,903,176	2,411,626	1,330,239	1,330,239
	Accelerated Vesting of Equity[7]	—	—	1,225,173	1,225,173	1,120,860	1,225,713
	Total	1,130,703	2,371,998	3,128,349	3,636,799	2,451,099	4,565,394
Chad Kapadia[8]	Severance	—	—	—	—	—	—
	Lump Sum Payment[4]	—	200,000	—	—	—	200,000
	Medical and Dental Insurance Benefits[5]	—	—	—	—	—	—
	Accelerated Vesting of Equity[7]	—	—	299,060	299,060	189,542	299,060
	Total	—	200,000	299,060	299,060	189,542	499,060
Jim B. Lain	Severance	—	580,000	—	—	—	1,280,000
	Lump Sum Payment[4]	—	200,000	—	—	—	200,000
	Medical and Dental Insurance Benefits[5]	—	18,321	—	—	—	27,482
	Accelerated Vesting of Equity[7]		—	1,119,463	1,119,463	1,037,551	1,119,463
	Total	—	798,321	1,119,463	1,119,463	1,037,551	2,626,945

1Each of the NEOs listed in this table is party to a written employment agreement with the Company, with the exception of Mr. Lacko and Mr. Kapadia.

2Severance amounts in the event of involuntary termination not related to Change in Control represent a cash payment equal to two times annual base salary for Mr. Sawyer and one times annual base salary for the other NEOs, plus, for the other NEOs, a pro-rated portion of any bonus the executive officer would have earned for the year of termination, based on actual performance.

3In the event of an involuntary termination related to a Change in Control, Mr. Sawyer would receive the same severance as for any involuntary termination. Severance to the other NEOs represents a cash payment equal to two times annual base salary plus two times the target annual bonus for the year of termination.

Under Code Section 280G, executives will incur an excise tax on portions of these payments if the parachute value of payments exceeds a specified threshold. Under the 2004 Amended and Restated Long Term Incentive Plan (the “2004 Long Term Plan”), participants who first received awards prior to October 22, 2013 (which includes only Mr. Bakken) are entitled to an excise tax gross-up if an award granted thereunder, either alone or together with other payments and benefits the participant receives or is entitled to receive would constitute a “parachute payment.” These grandfathered rights to tax gross-ups were waived by Mr. Bakken effective in August 2018. The 2016 Long Term Plan does not provide for any excise tax gross-ups on parachute payments. Pursuant to Mr. Bakken’s employment agreement, the Company will determine whether he is better off receiving the full payment due and paying the excise tax, or receiving a reduced payment that falls just below the excise tax threshold, which is referred to as a “best of net” provision. For this hypothetical payment as of June 30, 2019, it has been estimated that Mr. Bakken would be better off receiving the full payment due.

4In connection with the fiscal 2019 long-term incentive awards, in August 2018 we entered into letter agreements with our executive officers which provided for a one-time lump sum payment in the event the executive experienced a “Qualifying Termination” that occur prior to the first anniversary of the date of grant (August 31, 2019) as described under “Governance Policies and Additional Compensation-Related Items— Changes to Severance Program.”

5The amount represents the estimated medical and dental insurance premiums for the applicable benefits continuation period following involuntary termination. The continuation period is 18 months for Mr. Sawyer; for the other NEOs, it is 12 months if not related to a change in control and 18 months if related to a Change in Control.

6Mr. Sawyer is entitled to acceleration of his sign-on equity awards upon death, disability, a change in control, or termination without cause or for good reason, except that in the case of his sign-on RSUs, the Company’s stock price also must exceed a certain price threshold. For more information about these awards, see “Compensatory Arrangements with Mr. Sawyer” in CD&A. Mr. Sawyer’s initial equity awards were scheduled to vest on the second anniversary of the date of grant subject to his continued service through that date, and in the case of his RSUs, also subject to the satisfaction of performance goals related to the Company’s stock price, which goals were attained in April 2019, at which time the RSUs vested. However, his SARs will not become exercisable and his RSUs will not be settled until the third anniversary of the date of grant, and his SARs will be exercisable until the tenth anniversary of the date of grant.

7Amounts represent the intrinsic value of SARs, RSUs, and PSUs as of June 28, 2019 for which the vesting would be accelerated. The value entered for SARs is based on the number of units for which vesting would be accelerated times the excess of $16.60, the closing price of the Company’s common stock on June 28, 2019 on the NYSE, over the SAR exercise price. The value included for RSUs and PSUs is the product of the number of units for which vesting would be accelerated and $16.60.

8Neither Mr. Lacko nor Mr. Kapadia is party to a written employment agreement with the Company stipulating provisions for post-termination payments. They are eligible for accelerated vesting of equity awards upon certain termination scenarios pursuant to terms of the LTIP/grant agreements. Any severance amounts paid upon an actual termination would be determined at the discretion of the Committee.

9The amounts represent a lump sum cash payment equal to the present value of a hypothetical annuity of monthly benefits. The annuity amount and payment period vary according to the termination scenario, as described under “Summary of Executive Agreements — Employment Agreements — Historical Retirement and Life Insurance Benefits.”

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CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. Sawyer, our President and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For fiscal 2019, our last completed fiscal year:

•The annual total compensation of our median employee was $20,626; and

•The annual total compensation of our President and CEO, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $8,427,057.

Based on this information for fiscal 2019, we reasonably estimate that the ratio of our President and CEO’s annual total compensation to the annual total compensation of our median employee, a part-time stylist at one of our salons, was 409:1. Our fiscal 2019 pay ratio is substantially greater than our fiscal 2018 pay ratio due to our newly revised fiscal 2019 pay plan under which our senior executives, including Mr. Sawyer, each received a single, large equity grant that will cover a five-year period from fiscal 2019 to fiscal 2023, and additional automatic annual equity grants are not anticipated for the remainder of the period.

We used the following methodology and material assumptions and reasonable estimates to identify our median employee in a manner consistent with SEC rules and guidance:

For our fiscal 2019 pay ratio analysis, we determined that we could not use the same median employee that we identified last year since due to our ongoing restructuring efforts we have experienced a significant decrease in our employee population that we believe would significantly impact our fiscal 2019 pay ratio disclosure.

We identified our median employee by analyzing the total cash compensation paid to all members of our employee population (other than our President and CEO) during fiscal 2019 who were employed on June 30, 2019. Total cash compensation incudes wages (for both salaried employees and hourly employees), cash bonuses, tips and commissions. In making this determination, we annualized the compensation of those full-time and part-time permanent employees who were employed on June 30, 2019, but did not work for us during all of fiscal 2019. No full-time equivalent adjustments were made for part-time employees.

After identifying the median employee, we calculated annual total compensation for that individual in accordance with the same methodology used for our named executive officers as set forth on the Summary Compensation Table. With respect to the annual total compensation of our President and CEO, we used the amount reported in the “Total” column reported in the Summary Compensation Table.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Executive Compensation Tables

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued under all of our stock-based compensation plans in effect as of June 30, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders[1]	2,138,966	$15.12	4,791,112[2]
Equity compensation plans not approved by security holders[3]	1,022,718	$11.13	230,303[4]
Total	3,161,684	$13.83	5,021,415

1Includes shares granted through stock options, SARs, restricted stock awards, RSUs and PSUs under the 2004 Long Term Plan, 2016 Long Term Plan and 2018 Long Term Plan. Information regarding the stock-based compensation plans is included in Notes 1 and 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2019.

2The Company’s 2018 Long Term Plan provides for the issuance of a maximum of 3,818,895 shares of the Company’s common stock through stock options, SARs, restricted stock or RSUs. As of June 30, 2019, there are 3,747,822 shares available for future issuance under the 2018 Long Term Plan and 1,043,300 shares available for issuance under the Company’s Stock Purchase Plan.

3Consists of SARs and RSUs granted to Mr. Sawyer and Mr. Lacko under the NYSE inducement grant exception to its rules for shareholder approval of equity plans in connection with the commencement of his employment, the terms of which are described under “Compensatory Arrangements with Mr. Sawyer” and “Compensatory Arrangements with Mr. Lacko” in the CD&A.

4The Company’s SPMP provides for the issuance of a maximum of 250,000 shares of the Company’s common stock upon purchase of shares at fair market value by eligible participants. As of June 30, 2019, there are 230,303 shares available for issuance under the SPMP. The SPMP is described above under “SPMP and Matching RSU Grants in Fiscal 2019 (Early Participation Program)” in the Compensation Discussion and Analysis.

52 |

52 |

RATIFICATION OF
APPOINTMENT
OF INDEPENDENT
REGISTERED PUBLIC
ACCOUNTING FIRM

Upon the recommendation of the Audit
Committee of the Board, the Board unanimously
recommends a vote FOR ratification of the
appointment of PricewaterhouseCoopers LLP.

Item 3

2019 Proxy Statement | 53

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP, certified public accountants and independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending June 30, 2020. Although not required, the Board wishes to submit the selection of PricewaterhouseCoopers LLP for shareholders’ ratification at the Annual Meeting. If the shareholders do not so ratify, the Audit Committee will reconsider its selection.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

Upon the recommendation of the Audit Committee of the Board, the Board unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP.

Audit Fees

Aggregate audit fees billed for professional services rendered by PricewaterhouseCoopers LLP were $2,323,000 for the year ended June 30, 2019, and $2,290,000 for the year ended June 30, 2018. Such fees were primarily for professional services rendered for the audits of our consolidated financial statements as of and for the years ended June 30, 2019 and 2018, limited reviews of our unaudited condensed consolidated interim financial statements, and accounting consultations required to perform an audit in accordance with generally accepted auditing standards.

Audit-Related Fees

There were no audit-related services by PricewaterhouseCoopers LLP in the years ended June 30, 2019 or 2018.

Tax Fees

Aggregate non-audit related tax fees billed for professional services rendered by PricewaterhouseCoopers LLP for the year ended June 30, 2019 and June 30, 2018 were $517,000 and $802,000, respectively. The tax fees for the years ended June 30, 2019 and 2018 were for strategic tax planning and divestiture services, tax reform, tax compliance, general tax consulting and assistance with income tax audits.

All Other Fees

In addition to the fees described above, aggregate fees of $1,800 were billed by PricewaterhouseCoopers LLP during each of the years ended June 30, 2019 and 2018, for fees related to a research tool that we access through PricewaterhouseCoopers LLP.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has approved the engagement of PricewaterhouseCoopers LLP to perform auditing services for the current fiscal year ending June 30, 2020. In accordance with Company policy, any additional audit or non-audit services must be approved in advance. All of the professional services provided by PricewaterhouseCoopers LLP during the years ended June 30, 2019 and June 30, 2018 were approved or pre-approved in accordance with the policies of our Audit Committee.

54 |

AUDIT COMMITTEE REPORT

The Audit Committee reports to and assists the Board in providing oversight of the financial management, independent auditors and financial reporting procedures of the Company. Each member of the Audit Committee is “independent” within the meaning of applicable NYSE listing standards. The Audit Committee has adopted a written charter describing its functions, which has been approved by the Board.

Our management is responsible for preparing our financial statements and the overall reporting process, including our system of internal controls. Our independent auditors, PricewaterhouseCoopers LLP, are responsible for auditing the financial statements and our system of internal controls over financial reporting and expressing opinions thereon.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

In addition, the Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

The Committee discussed with our independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2019 for filing with the SEC. The Committee also has recommended to the Board the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2020.

Michael J. Merriman, Chair
Virginia Gambale
David J. Grissen
M. Ann Rhoades
David P. Williams
Members of the Audit Committee

2019 Proxy Statement | 55

Certain Relationships and
Related Transactions

During fiscal 2019, we were not a party to any related party transactions covered by the Exchange Act rules.

Our Related Party Transaction Approval Policy sets forth our policies and procedures for the review, approval or ratification of certain related party transactions by the Nominating and Corporate Governance Committee. The policy applies to any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company, or any of its subsidiaries, is or will be a participant and in which a related person has a direct or indirect interest, but exempts the following:

•Payment of compensation by the Company to a related party for the related party’s service to the Company as a director, officer or employee;

•Transactions available to all employees or all shareholders of the Company on the same terms;

•Transactions that, when aggregated with the amount of all other transactions between the Company and the related party or any entity in which the related party has an interest, involve less than $10,000 in a fiscal year; and

•Transactions in the ordinary course of the Company’s business at the same prices and on the same terms as are made available to customers of the Company generally.

The Nominating and Corporate Governance Committee must approve any related party transaction subject to this policy before commencement of the related party transaction; provided, however, that if a related party is only first identified after it commences or first becomes a related party transaction, it must be brought to the Nominating and Corporate Governance Committee for ratification. Alternatively, the Nominating and Corporate Governance Committee has delegated authority to its Chair to approve related party transactions if they arise between the Nominating and Corporate Governance Committee’s meetings.

The Nominating and Corporate Governance Committee will analyze the following factors, in addition to any other factors it deems appropriate, in determining whether to approve a related party transaction:

•Whether the terms are fair to the Company; •Whether the transaction is material to the Company; •The role the related party has played in arranging the related party transaction;	•The structure of the related party transaction; and •The interests of all related parties in the related party transaction.

The Nominating and Corporate Governance Committee may, in its sole discretion, approve or deny any related party transaction. Approval of a related party transaction may be conditioned upon the Company and the related party taking any actions that the Nominating and Corporate Governance Committee deems appropriate. The Nominating and Corporate Governance Committee reviews this policy on an annual basis.

56 |

Security Ownership of
Certain Beneficial Owners
and Management

The following table sets forth, as of August 26, 2019, the ownership of our common stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding shares, by each director and director nominee, by each executive officer identified in the Summary Compensation Table, and by all current executive officers and directors as a group. Except as indicated below, the parties listed in the table have the sole voting and investment power with respect to the shares indicated. Unless otherwise indicated, the address for each person or entity named below is c/o Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439. Our Company had 36,059,879 shares of common stock issued and outstanding as of August 26, 2019.

Name of Beneficial Owner or Identity of Group		Number of Shares Beneficially Owned[1] (#)	Percent of Class (%)
More than 5% Shareholders	Birch Run Capital Advisors, LP2	10,655,170	29.6
	BlackRock, Inc.[3]	5,016,320	13.9
	Dimensional Fund Advisors LP4	3,834,171	10.6
	The Vanguard Group[5]	3,363,675	9.3
	Cramer Rosenthal McGlynn, LLC[6]	2,520,391	7.0
Named Executive Officers	Hugh E. Sawyer[7]	1,100,186	3.0
	Andrew H. Lacko	17,798	*
	Eric A. Bakken[8]	191,974	*
	Chad Kapadia	135,712	*
	Jim B. Lain	5,877	*
Directors and Nominees (in addition to Mr. Sawyer, who is listed above):	Daniel G. Beltzman[2]	10,672,250	29.6
	Virginia Gambale	9,372	*
	David J. Grissen	37,399	*
	Mark S. Light	37,399	*
	Michael J. Merriman	57,793	*
	M. Ann Rhoades	25,903	*
	David P. Williams[9]	107,028	*
	All current executive officers and directors as a group (sixteen persons)[10]	12,415,281	33.0

*less than 1%

1Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to restricted stock units that vest within 60 days or have vested but have not yet been distributed: 89,686 shares for Mr. Sawyer, 4,015 shares for Mr. Lacko, 9,261 shares for Mr. Bakken, 8,257 shares for Mr. Lain, 17,535 shares for Mr. Beltzman, 9,372 shares for Ms. Gambale, 37,399 shares for Messrs. Grissen and Light, 47,793 shares for Mr. Merriman, 25,903 shares for Ms. Rhoades, and shares for Mr. Williams. Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to options and SARs exercisable within 60 days: 1,000,000 shares by Mr. Sawyer, 95,480 shares by Mr. Bakken, and 65,158 shares by Mr. Lain.

2Based on information in a Schedule 13D/A filed by Birch Run Capital Advisors, LP (“Birch Run”) on August 22, 2014 and Form 4s filed by Mr. Beltzman on September 2, 2014 and March 17 and 18, 2015 reporting purchases by the Funds (as defined below), these securities are owned directly by Birch Run Capital Partners, L.P., Torch BRC, L.P. and Walnut BRC, L.P. (collectively, the “Funds”). Birch Run Capital Partners, L.P. is the record owner of 1,658,941 shares. Torch BRC, L.P. is the record owner of 3,962,648 shares. Walnut BRC, L.P. is the record owner of 5,033,581 shares. Birch Run Capital GP, LLC serves as the General Partner to Birch Run Capital Partners, L.P.; Walnut BRC GP, LLC serves as the General Partner to Walnut BRC, L.P.; and Torch BRC GP, LLC serves as the General Partner to Torch BRC, L.P. (collectively, “the General Partners”). Mr. Beltzman and Gregory Smith are the co-Managers of the General Partners. Furthermore, Birch Run Capital Advisors, LP (“the Advisor”) serves as the registered investment adviser to the Funds. BRC Advisors GP, LLC (“Advisor GP”) serves as General Partner to the Advisor. Mr. Beltzman and Mr. Smith are the Limited Partners of the Adviser and the Co-managers of the Adviser GP. The Adviser, the Adviser GP, Mr. Beltzman and Mr. Smith may be deemed to share voting and dispositive power over the reported securities. Each of the Adviser, the Adviser GP, Mr. Beltzman, and Mr. Smith disclaim beneficial ownership of any interests of the reported securities in excess of such person’s or entity’s respective pecuniary interest in the securities. On its Schedule 13D/A, Birch Run reported sole voting power over 0 shares, shared voting power over 8,504,788 shares, sole dispositive power over 0 shares and shared dispositive power over 9,996,589 shares. Based on the Form 4s referenced above, the shared voting power number has likely increased, and the shared dispositive power number has likely increased to 10,655,170. The address for Birch Run is 1350 Broadway, Suite 2215, New York, NY 10018.

2019 Proxy Statement | 57

Security Ownership of Certain Beneficial Owners and Management

3Based on information in a Schedule 13G/A filed by BlackRock, Inc. on January 31, 2019, BlackRock, Inc. reported sole voting power over 4,904,659 shares, shared voting power over 0 shares, sole dispositive power over 5,016,320 shares and shared dispositive power over 0 shares. BlackRock, Inc. is a parent holding company and holds the sole power to dispose or to direct the disposition of shares held by its subsidiaries BlackRock Institutional Trust Company, National Association, BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors, LLC, BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock (Netherlands) B.V., BlackRock Financial Management, Inc. and BlackRock Japan Co., Ltd. (collectively, the “BlackRock Subsidiaries”). Except for BlackRock Fund Advisors, none of the BlackRock Subsidiaries own more than 5% of our outstanding shares of common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

4Based on information in a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) on February 8, 2019, Dimensional reported sole voting power over 3,690,600 shares, shared voting power over 0 shares, sole dispositive power over 3,834,171 shares and shared dispositive power over 0 shares. The address for Dimensional is Building One, 6300 Bee Cave Road, Austin, TX 78746.

5Based on information in a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 11, 2019, Vanguard reported sole voting power over 35,591 shares, shared voting power over 8,600 shares, sole dispositive power over 3,324,384 shares and shared dispositive power over 39,291 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

6Based on information in a Schedule 13G/A filed by Cramer Rosenthal McGlynn, LLC (“Cramer Rosenthal”) on February 13, 2019, Cramer Rosenthal reported sole voting power over 2,479,679 shares, shared voting power over 0 shares, sole dispositive power over 2,520,391 shares and shared dispositive power over 0 shares. The address for Cramer Rosenthal is 520 Madison Ave., New York, NY 10022.

7Shares are held in a joint brokerage account with his spouse.

8Includes 400 shares held indirectly through a profit-sharing account.

9Includes 2,000 shares held in a joint brokerage account with his father.

10See footnotes 1, 2, 7, 8 and 9 for information regarding the nature of certain indirect and deemed ownership of the shares included in this amount.

58 |

USER’S GUIDE

Annual Meeting of Shareholders, October 22, 2019

This Proxy Statement is furnished to shareholders of the Company in connection with the solicitation on behalf of our Board of proxies for use at the Annual Meeting, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

The address of our principal executive office is 7201 Metro Boulevard, Edina, Minnesota 55439.

Availability of Proxy Materials

As permitted by rules adopted by the SEC, we are making our proxy materials, which include our Notice and Proxy Statement and Annual Report on Form 10-K, available to our shareholders over the Internet. We believe that this e-proxy process expedites our shareholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of the Annual Meeting. In accordance with such SEC rules, we will send shareholders of record as of the close of business on August 26, 2019 a Notice of Internet Availability of Proxy Materials (the “Notice”), which mailing will commence on or about September 5, 2019. The Notice contains instructions on how shareholders can access our proxy materials and vote their shares over the Internet. If you would like to receive a printed copy of our proxy materials from us instead of downloading them from the Internet, please follow the instructions for requesting such materials included in the Notice.

Solicitation and Revocation of Proxies

In addition to the use of the mail, proxies may be solicited personally or by mail, telephone, fax, email, Internet or other electronic means by our directors, officers and regular employees who will not be additionally compensated for any such services. Proxies may also be solicited by means of press releases and other public statements.

We will pay all solicitation expenses in connection with the Notice, this proxy statement and any related proxy soliciting material of the Board, including the expense of preparing, printing, assembling and mailing such material.

Proxies to vote at the Annual Meeting are solicited on behalf of the Board. Any shareholder giving a proxy may revoke it at any time before it is exercised by attending the Annual Meeting and revoking it or by providing written notice of revocation or by submitting another proxy bearing a later date to our Corporate Secretary at the address set forth above. Such proxies, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the specifications indicated thereon.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name,” i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-discretionary” items, such as the election of directors and the Say-on-Pay proposal. Accordingly, we urge you to promptly give instructions to your custodian to vote on these matters by following the instructions provided to you by your custodian. Please note that if you intend to vote your street name shares in person at the Annual Meeting, you must provide a “legal proxy” from your custodian at the Annual Meeting.

2019 Proxy Statement | 59

USER’S GUIDE

Definitions and Glossary

Director Independence

With the adoption of our Corporate Governance Guidelines, the Board established independence standards in accordance with the requirements of the NYSE corporate governance rules. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with us (directly, or as a partner, shareholder or officer of an organization that has a relationship with us). In addition, no director or director nominee may be deemed independent if the director or director nominee has in the past three years:

•Received (or whose immediate family member has received) more than $120,000 per year in direct compensation from us, other than director or committee fees;

•Been an employee of ours;

•Had an immediate family member who was an executive officer of ours;

•Been (or whose immediate family member has been) an affiliate or employee of a present or former internal or independent auditor of ours;

•Been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee within the past three years has included a present executive officer of ours; or

•Is currently an employee or executive officer (or has an immediate family member who is an executive officer) of another company that makes payments to us, or receives payments from us, for property or services in an amount that, in any single fiscal year, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues.

Voting Rights and Requirements

Only shareholders of record as of the close of business on August 26, 2019 will be entitled to sign proxies or to vote. On that date, there were 36,059,879 shares issued, outstanding and entitled to vote. Each share of common stock is entitled to one vote. A majority of the outstanding shares present in person or by proxy at the Annual Meeting is required to transact business, and constitutes a quorum for voting on items at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted as being present at the Annual Meeting in determining the quorum, but neither will be counted as a vote in favor of a matter. A “broker non-vote” is a proxy submitted by a bank, broker or other custodian that does not indicate a vote for some of the proposals because the broker does not have or does not exercise discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on those proposals.

USER’S GUIDE

60 |

Vote Required

The table below summarizes the proposals that will be voted on, the vote required to approve each item, voting options, how votes are counted and how the Board recommends you vote:

Proposal	Vote Required	Voting Options	Board Recommendation[1]	Broker Discretionary Voting Allowed[2]	Impact of Abstention
Item 1 Election of the eight director nominees listed in this Proxy Statement	Majority of votes cast “FOR” must exceed “AGAINST” votes[3]	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	None
Item 2 Advisory “Say-on-Pay” vote	Majority of votes cast “FOR” must exceed “AGAINST” votes[4]	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	None
Item 3 Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020

Majority of votes present in person or by proxy and entitled to vote on this item of business or, if greater, the vote required is a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting

		“FOR” “AGAINST” “ABSTAIN”	“FOR”	Yes	“AGAINST”

1If you are a registered holder and you sign and submit your proxy card without indicating your voting instructions, your shares will be voted in accordance with the Board’s recommendation.

2A broker non-vote will not count as a vote for or against a director or the Say-on-Pay vote. For Item 3, a broker non-vote will have no effect unless a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting is required in order to approve the item, then a broker non-vote will have the same effect as a vote “AGAINST.”

3In an uncontested election of directors at which a quorum is present, if any nominee for director receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election, our Corporate Governance Guidelines require that such person must promptly tender his or her resignation to the Board following certification of the shareholder vote. Our Corporate Governance Guidelines further provide that the Nominating and Corporate Governance Committee will then consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the election. The nominee who tendered his or her resignation will not participate in the Board decisions. Cumulative voting in the election of directors is not permitted.

4The advisory Say-on-Pay vote is not binding on us; however, we will consider the shareholders to have approved the compensation of our named executive officers if the number of shares voted “FOR” the proposal exceeds the number of shares voted “AGAINST” the proposal.

Communications with the Board

Shareholders and other interested parties who wish to contact the Board, any individual director or the independent directors as a group, are welcome to do so by writing to our Corporate Secretary at the following address: Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

Comments or questions regarding our accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Corporate Governance Committee.

2019 Proxy Statement | 61

USER’S GUIDE

Proposals of Shareholders

Shareholders who intend to present proposals at the 2020 annual meeting of shareholders, and who wish to have such proposals included in our proxy statement for the 2020 annual meeting, must be certain that such proposals are received by us not later than May 8, 2020. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for our 2020 annual meeting.

For shareholders who intend to present proposals or director nominees directly at the 2020 annual meeting and not for inclusion in our 2020 proxy statement, we must receive notice of such proposal not later than July 24, 2020 and not earlier than June 24, 2020, provided that in the event that the date of the 2020 annual meeting is more than 30 days before or more than 70 days after the anniversary date of the Annual Meeting, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the 2020 annual meeting and not later than the close of business on the later of the 90th day prior to the 2020 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. Such proposals must meet the requirements set forth in our bylaws in order to be presented at our 2020 annual meeting.

Proposals and notices of intention to present proposals at our 2020 annual meeting should be addressed to our Corporate Secretary, Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

Annual Report to Shareholders and Form 10-K

Our Annual Report to Shareholders and Form 10-K, including financial statements for the year ended June 30, 2019, is available on our website at www.regiscorp.com. If requested, we will provide shareholders with copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. Such requests should be directed to our Corporate Secretary, at our address stated herein.

Notice of Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on October 22, 2019.

The Notice and Proxy Statement and Annual Report on Form 10-K are available in the Investor Relations section of our website, www.regiscorp.com.

General

The Board knows of no other matter to be acted upon at the Annual Meeting. However, if any other matter is properly brought before the Annual Meeting, the shares covered by your proxy will be voted thereon in accordance with the best judgment of the persons acting under such proxy.

Your vote is very important no matter how many shares you own.

You are urged to read this proxy statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy by telephone or through the Internet in accordance with the voting instructions provided to you.

By Order of the Board
Amanda P. Rusin
Corporate Secretary

September 5, 2019

www.regiscorp.com/investor

REGIS CORPORATION 7201 METRO BOULEVARD MINNEAPOLIS, MN 55439

There are three ways to vote your Proxy:

Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on October 21, 2019 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on October 21, 2019 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Regis Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

Help us make a difference by eliminating paper mailings to your home or business. You can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You can, of course, change your preference and choose to receive paper copies of these materials at any time.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	E83288-P27940	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REGIS CORPORATION

The Board of Directors recommends you vote FOR each of the following director nominees:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Daniel G. Beltzman	☐	☐	☐

	1b.	Virginia Gambale	☐	☐	☐

	1c.	David J. Grissen	☐	☐	☐

	1d.	Mark S. Light	☐	☐	☐

	1e.	Michael J. Merriman	☐	☐	☐

	1f.	M. Ann Rhoades	☐	☐	☐

	1g.	Hugh E. Sawyer III	☐	☐	☐

	1h.	David P. Williams	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	Approval of an advisory vote on the compensation of the Company’s named executive officers (a “Say-on-Pay Vote”).	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

NOTE: The proxies are authorized to vote, in their discretion, on any other matters as may properly come before the annual meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2 AND 3.

Where stock is registered jointly in the names of two or more persons ALL should sign. Signature(s) should correspond exactly with the name(s) as shown above. Please sign and date and return promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

REGIS CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 22, 2019

9:00 a.m.

Regis Corporation

7201 Metro Boulevard

Minneapolis, Minnesota 55439

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

If you Vote by Phone or Internet, please do not mail your Proxy Card

ê please detach here ê
E83289-P27940

Regis Corporation
7201 Metro Boulevard, Minneapolis, MN 55439	proxy

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 22, 2019

The undersigned hereby appoints Hugh E. Sawyer III and Amanda P. Rusin, and either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote as directed on the reverse side of this proxy card all of the shares of the Common Stock of Regis Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on October 22, 2019, and at any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as directed herein. If no direction is given, this proxy will be voted FOR each of the director nominees and each of proposals 2 and 3, and will be voted in the discretion of the proxies on any other matters as may properly come before the annual meeting and any adjournments thereof.

(Continued, and TO BE COMPLETED AND SIGNED on the reverse side)